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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

CARDIONET, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CARDIONET, INC.
227 Washington Street #210
Conshohocken, Pennsylvania 19428

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 29, 2011

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of CARDIONET, INC., a Delaware corporation (the "Company"). The meeting will be held on Friday, April 29, 2011 at 8:30 a.m. local time at the Philadelphia Marriott West located at 111 Crawford Avenue, West Conshohocken, Pennsylvania, 19428 for the following purposes:

          1.     To elect as Class I directors to hold office until the 2014 Annual Meeting of Stockholders, the following two nominees recommended by the Board of Directors: Joseph H. Capper and Ronald A. Ahrens.

          2.     To hold a non-binding, advisory vote on compensation of our named executive officers.

          3.     To hold a non-binding, advisory vote on the frequency of a non-binding, advisory vote on compensation of our named executive officers.

          4.     To ratify the selection by the Audit Committee of the Company's Board of Directors of Ernst & Young LLP as the Company's independent registered public accounting firm for its fiscal year ending December 31, 2011.

          5.     To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting is March 14, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Peter Ferola Secretary

Date: March 25, 2011
Conshohocken, Pennsylvania

        You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy and are a record holder of your shares, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 29, 2011: The proxy statement and 2010 annual report on form 10-K are available at http://www.cardionet.com in the "Investor Relations" section.

CARDIONET, INC.
227 Washington Street #210
Conshohocken, Pennsylvania 19428

PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 29, 2011
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of CARDIONET, INC. (sometimes referred to as the "Company" or "CardioNet") is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

        The Company intends to mail this proxy statement and accompanying proxy card on or about March 25, 2011 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

        Only stockholders of record at the close of business on March 14, 2011 will be entitled to vote at the annual meeting. On this record date, there were 24,147,958 shares of common stock of the Company ("Common Stock") outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

        If on March 14, 2011, your shares were registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on March 14, 2011, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        The following matters will be voted on at the Annual Meeting:

  •
  To elect as Class I directors to hold office until the 2014 Annual Meeting of Stockholders, the following two nominees are recommended by the Board of Directors: Joseph H. Capper and Ronald A. Ahrens;

  •
  To hold a non-binding, advisory vote on compensation of our named executive officers;

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  To hold a non-binding, advisory vote on the frequency of holding a non-binding, advisory vote on compensation of our named executive officers;

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  To ratify of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as the Company's independent registered public accounting firm for its fiscal year ending December 31, 2011; and

  •
  Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

How do I vote?

Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from CardioNet. Simply complete and mail the proxy card to ensure that your vote is submitted to your broker or bank. Alternatively, you may vote as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of Common Stock you own as of March 14, 2011.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of the nominees for director (Proposal No. 1), "For" the approval of a non-binding, advisory vote on compensation of our named executive officers (Proposal No. 2), "For" the approval of an triennial non-binding, advisory vote on compensation of our named executive officers (Proposal No. 3) and "For" the ratification of the selection of Ernst & Young LLP, as the Company's independent public accounting firm for the fiscal year ending December 31, 2011 (Proposal No. 4). If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        The Company will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Are proxy materials available on the internet?

        This proxy statement and our 2010 annual report to stockholders are available at http://www.cardionet.com in the "Investor Relations" section.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

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  You may submit another properly completed proxy card with a later date.

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  You may send a timely written notice that you are revoking your proxy to CardioNet's Secretary at 227 Washington Street #210, Conshohocken, Pennsylvania 19428.

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  You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year's annual meeting?

        Stockholders who wish to include proposals in the proxy statement for the 2012 Annual Meeting must submit such proposals in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement for the 2012 Annual Meeting, such stockholder proposals must be submitted in writing by November 30, 2011. In addition, stockholders may wish to have a proposal presented at the 2012 Annual Meeting but not to have such proposal included in the proxy statement for the 2012 Annual Meeting. Pursuant to our bylaws, notice of any such proposal must be received by us between December 28, 2011 and January 28, 2012. If it is not received during this period, such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal. Any stockholder proposals must be submitted to CardioNet's Secretary at 227 Washington Street #210, Conshohocken, Pennsylvania 19428. You should submit any proposal by a method that permits you to prove the date of delivery to us.

        Your notice to the Secretary shall set forth: (A) your name and address, and the class and number of shares of the Company's Common Stock, which you beneficially own; (B) whether you intend to deliver a proxy statement and form of proxy to the holders of at least the number of shares of the Company necessary to carry the proposal, or in the case of a nomination for director, a sufficient number of shares of the Company necessary to elect such nominee; (C) as to each person whom you propose to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act and Rule 14a-4(d) thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (D) as to any other business that you propose to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest you have in such business.

        For more information, please refer to the Company's Bylaws filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 33-145547) originally filed with the United States Securities and Exchange Commission on August 17, 2007.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Withhold" and, with respect to proposals other than the election of directors, "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are "broker non-votes"?

        Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under the rules and interpretations of the New York Stock Exchange, "non-routine" matters include the election of directors and generally those matters involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or stockholder proposals.

How many votes are needed to approve each proposal?

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  Proposal No. 1, the election of directors, who are elected by a plurality, the two nominees receiving the most "For" votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes "For" or "Withheld" will affect the outcome. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

  •
  Proposal No. 2, the non-binding, advisory vote on compensation of our named executive officers, must receive a "For" vote from the majority of shares present and entitled to vote either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect. Because this vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding compensation of our named executive officers.

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  Proposal No. 3, the non-binding, advisory vote on the frequency of a non-binding, advisory vote on compensation of our named executive officers, must receive a plurality of votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the advisory vote on compensation of our named executive officers). If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect. Because this vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making its decision regarding the frequency of a non-binding, advisory vote on compensation of our named executive officers.

  •
  Proposal No. 4, ratification of the selection of Ernst & Young LLP, Independent Registered Public Accounting Firm, as the Company's independent public accounting firm for the fiscal year ending December 31, 2011, must receive a "For" vote from the majority of shares present and entitled to vote either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 24,147,958 shares outstanding and entitled to vote. Thus, the holders of 12,073,980 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy or the chairman of the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be reported by the Company on Form 8-K within four business days after the annual meeting.

 PROPOSAL ONE:
ELECTION OF DIRECTORS

        Our Board of Directors currently consists of eight members and is divided into three classes, each of which has a three year term. Class I consists of three directors, Class II consists of two directors and Class III consists of three directors. Fred Middleton, currently a Class I director, is not standing for re-election at the 2011 Annual Meeting. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified.

        The Board of Directors currently has eight members and there are currently three directors serving as Class I directors: Joseph H. Capper, Fred Middleton and Ronald A. Ahrens. The term of office of the Class I directors expires in 2011. We are nominating Joseph H. Capper, who is filling the vacancy that will be created by Mr. Middleton's decision not to stand for re-election, for election, and Ronald A. Ahrens for re-election at the 2011 Annual Meeting. Mr. Capper and Mr. Ahrens were appointed by the Board of Directors in June 2010 and August 2008, respectively. If elected at the annual meeting, each of these nominees would serve until the 2014 annual meeting and until his or her successor is elected and has qualified, or, if sooner, until the director's death, resignation or removal. It is the Company's policy to invite directors and nominees for director to attend the annual meeting.

        While Mr. Capper, if elected, will fill the vacancy that will be created by Mr. Middleton's decision not to stand for re-election, there is still one vacancy in each of the Class I and Class II directors, and we are seeking to identify individuals to fill these vacancies. All of our directors other than Mr. Capper, who was appointed to the Board of Directors in June 2010, attended our 2010 Annual Meeting of Stockholders.

        Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted "For" the election of the two nominees named above or, if either nominee becomes unavailable for election as a result of an unexpected occurrence, "For" the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

 The Board Of Directors Recommends

A Vote In Favor Of Each Named Nominee.

        The following is a brief biography for each nominee for Class I director and each person whose term of office as a Class II or Class III director will continue after the annual meeting.

Name	Age	Position
Directors:
Class I Directors:
Ronald A. Ahrens(2)(3)	71	Director
Joseph H. Capper	47	Director, President and Chief Executive Officer
Class II Directors:
Kirk E. Gorman(1)	60	Director
Randy H. Thurman	61	Director and Chairman
Class III Directors:
Eric N. Prystowsky, M.D.(2)(3)	63	Director
Rebecca W. Rimel(2)	60	Director
Robert J. Rubin, M.D.(1)(3)	65	Director

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Corporate Governance Committee.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2014 ANNUAL MEETING

        Ronald A. Ahrens.    Mr. Ahrens has been a member of our Board of Directors since August 2008 and our Lead Director since December, 2009. From 2004 to the present, Mr. Ahrens has served as the Vice Chairman of the Board of Directors and as a member of the Compensation Committee of Temptime Corporation, a healthcare technology company. Previously he served as a member of the Board of Directors and Chairman of the Compensation Committee of VIASYS Healthcare Inc., a global medical technology company, from November 2001 until its acquisition in July 2007 for $1.5 billion by Cardinal Health. Mr. Ahrens' past experience includes serving as Chairman of the Board of Directors of Closure Medical Corporation, a medical devices corporation, from 1999 through June 2004, St. Ives Laboratories, Inc., a hair and skin care company from 1995 to 1997 and from 1990 to 1993 as a member of the Board of Directors of Alcide Corporation, an animal healthcare technology company. Earlier in his career, Mr. Ahrens held various positions with Merck & Co, Inc. a global pharmaceuticals products company, including President of Merck Consumer Healthcare Group Worldwide and Executive Vice President of Merck Consumer Healthcare Group International. Mr. Ahrens received an undergraduate degree in English from Concordia College and a Masters in Sacred Theology from Concordia Seminary. Mr. Ahrens is a veteran of the healthcare industry and brings to the Board over forty years of senior executive and management experience with both public and private pharmaceutical and device companies. He has also established a strong track record of serving and consulting for significant public and private company board of directors. Mr. Ahrens' breadth of knowledge and hands-on business experience provides him with the necessary skill to serve as the lead independent director for the Board of Directors and to easily relate to and liaison between other members and executives within the Company.

        Joseph H. Capper.    Mr. Capper has been our President and Chief Executive Officer and a member of our Board of Directors since June 2010. Mr. Capper has served as President, Chief Executive Officer and member of the Board of Directors of Home Diagnostics, Inc., a leading developer, manufacturer and marketer of diabetes management products. Mr. Capper joined Home Diagnostics in 2009. Home Diagnostics was listed on the NASDAQ stock market until its strategic merger. Prior to Home Diagnostics, from 2002 to 2009, Mr. Capper was President and Chief Executive Officer of CCS Medical Inc., a private company that is a leading provider of medical supplies in diabetes, wound care, respiratory and other therapeutic categories. Earlier in his career, Mr. Capper spent nine years with Bayer Corporation, ultimately becoming National Sales Director of the Diabetic Products Division. Mr. Capper also served in the U.S. Navy as a combat aviator and subsequently as a Congressional Liaison. Mr. Capper received an undergraduate degree in Accounting from West Chester University and an MBA in International Finance from George Washington University. Mr. Capper brings an extensive amount leadership and diverse experience in public and private companies.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NOMINEE NAMED ABOVE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2012 ANNUAL MEETING

        Kirk E. Gorman.    Mr. Gorman has been a member of our Board of Directors since August 2008. Mr. Gorman has served as the Executive Vice President, Chief Financial Officer of Jefferson Health System, a hospital system in Philadelphia, Pennsylvania since September 2003. Mr. Gorman has also been a member of the Board of Directors and Audit Committee of IASIS Healthcare LLC since February 2004. From April 1987 to March 2003, Mr. Gorman served as the Senior Vice President, Chief Financial Officer of Universal Health Services, Inc, a hospital management company and President, Chief Financial Officer and a member of the Board of Trustees of Universal Health Realty Income Trust, a real estate investment trust specializing in healthcare and human service related facilities. From June 2007 to October 2009, he also served on the board of Care Investment Trust, a real estate investment trust. From November 2001 to December 2003 and February 2005 until its acquisition by Cardinal Health, Inc. in July 2007, Mr. Gorman served as a member of the Board of Directors of VIASYS Healthcare, Inc. a healthcare technology company. Mr. Gorman received an undergraduate degree from Dartmouth College and an M.B.A. from the Amos Tuck School of Business. Mr. Gorman brings extensive financial knowledge and experience as the Chief Financial Officer of numerous healthcare related companies, including Jefferson Health System, the largest hospital system in Philadelphia. His specific and ongoing healthcare related financial experience with reimbursement, tax, accounting, and financial and strategic planning is especially valuable to the Company. Mr. Gorman also brings significant public company board of director and audit committee experience.

        Randy H. Thurman.    Mr. Thurman has served as our Chairman since June 2010, President, Chief Executive Officer and Chairman from February 2009 to June 2010 and has been a member of our Board of Directors since July 2008. Mr. Thurman served as our Interim President and Chief Executive Officer from January to February 2009 and our Executive Chairman from July 2008 to January 2009. Since May 2008 Mr. Thurman has served as an advisor to New Mountain Capital, LLC, a private and public equity investment firm. From July 2007 through June 2008 Mr. Thurman served as a consultant to Cardinal Health, Inc., a global healthcare provider. From April 2001 until its acquisition by Cardinal Health, Inc. in July 2007, Mr. Thurman served as Chief Executive Officer of VIASYS Healthcare Inc., a healthcare technology company. Mr. Thurman also served as Chairman of the Board of Directors and President of VIASYS Healthcare Inc. from November 2001 and July 2004, respectively, until the time of its acquisition by Cardinal Health, Inc. From 1996 to April 2001, Mr. Thurman served as Chairman and Chief Executive Officer of Strategic Reserves LLC, a privately held company providing funding and strategic direction to healthcare technology companies. From 1993 to 1996, Mr. Thurman was

Chairman and CEO of Corning Life Sciences, Inc., which was a global leader in clinical laboratory testing, pharmaceutical research and esoteric reference testing. Concurrent with the aforementioned positions, Mr. Thurman served as Chairman of the Board of Directors of Enzon Pharmaceuticals, Inc. from 1994 to 2001. From 1984 to 1993, Mr. Thurman held various positions at Rhone-Poulenc Rorer Pharmaceuticals, Inc., a global pharmaceutical company, ultimately as its President. Mr. Thurman received an undergraduate degree in Economics from Virginia Polytechnic Institute and a Master's in Economics from Webster University. Mr. Thurman brings extraordinary leadership and broad public company experience in the healthcare technology sector.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2013 ANNUAL MEETING

        Eric N. Prystowsky, M.D.    Dr. Prystowsky has been a member of our Board of Directors since March 2001. Since 1988, Dr. Prystowsky has served as the Director, Clinical Electrophysiology Laboratory at St. Vincent Hospital, Indianapolis Indiana. Since 1988, Dr. Prystowsky has served as Consulting Professor of Medicine at Duke University. Since 2004, he has served as the associate editor of Hurst Textbook of Cardiology and, since January 2004, he has served as editor-in-chief of the Journal of Cardiovascular Electrophysiology. From 1992 to 1994, he served as the Chairman of the American Heart Association's Committee on Electrocardiography and Electrophysiology and, from May 2001 to May 2002, as President of the Heart Rhythm Society. Dr. Prystowsky also served as the Chairman of the ABIM test writing committee for the Electrophysiology Boards until July 2008. Dr. Prystowsky currently serves on the Board of Directors of Stereotaxis, Inc., a biotechnology company. Dr. Prystowsky received an undergraduate degree from the Pennsylvania State University and an M.D. from the Mount Sinai School of Medicine. Dr. Prystowsky brings relevant real-time clinical and academic experience as a published and renowned electrophysiologist with St. Vincent Hospital and Consulting Professor at Duke University. Dr. Prystowsky's knowledge of and experience with cardiac medicine is vast and includes leading positions within the American Heart Association as well as the Heart Rhythm Society. Dr. Prystowsky also brings to the Board of Directors specific experience in serving as a board member of another company.

        Rebecca W. Rimel.    Ms. Rimel has been a member of our Board of Directors since May 2009. She joined The Pew Charitable Trusts in 1983 as Health Program Manager and has led the organization for 20 years as Executive Director from 1988 through 1994 and in her current position as President and CEO since 1994. From 1981 through 1983, Ms. Rimel served as Assistant Professor in the Department of Neurosurgery at the University of Virginia Hospital. Along with additional teaching and practitioner positions at the University of Virginia Hospital, she also held the title of Head Nurse of the medical center's emergency department. Ms. Rimel serves as a member of the Board of The Pew Charitable Trusts, and on the Boards of DWS Mutual Funds and the Thomas Jefferson Foundation. Ms. Rimel received her Bachelor of Science from the University of Virginia School of Nursing in 1973, and earned a Master of Business Administration from James Madison University in 1983. Ms. Rimel brings to the Company a superior reputation for leadership and experience in the clinical, academic and business sectors of the healthcare industry. She has had, and continues to build, an exemplary career in public policy, non-profit administration, advocacy and innovation related to the healthcare field. Ms. Rimel's education serves as a basis for her contributions, past and present, as a member of the board of directors for various public and private companies.

        Robert J. Rubin, M.D.    Dr. Rubin has been a member of our Board of Directors since July 2007. He has been a clinical professor of medicine at Georgetown University since 1995. From 1987 to 2001, he was president of the Lewin Group (purchased by Quintiles Transnational Corp. in 1996), a national health policy and management consulting firm. From 1994 to 1996, Dr. Rubin served as Medical Director of ValueRx, a pharmaceutical benefits company. From 1992 to 1996, Dr. Rubin served as President of Lewin-VHI, a health care consulting company. From 1987 to 1992, he served as President of Lewin-ICF, a health care consulting company. From 1984 to 1987, Dr. Rubin served as a principal for ICF, Inc., a health care consulting company. From 1981 to 1984, Dr. Rubin served as the Assistant Secretary for Planning and Evaluation at the Department of Health and Human Services and as an Assistant Surgeon General in the United States Public Health Service. Dr. Rubin is a board certified nephrologist and internist. Dr. Rubin received an undergraduate degree in Political Science from Williams College and an M.D. from Cornell University. Dr. Rubin brings over 30 years of specific experience as a professor, policy maker, clinician and business professional dedicated to the medical profession. His specific experience with the United States Department of Health and Human Services and Assistant Surgeon General is a unique and invaluable qualification lending insight into governmental practice, policy making and regulation. Dr. Rubin's extensive and diverse background in education, government and business allows him to serve as a resource on a broad spectrum of matters.

DIRECTORS NOT STANDING FOR RE-ELECTION AT THE 2011 ANNUAL MEETING

        Fred Middleton.    Mr. Middleton has been a member of our Board of Directors since April 2000. Since 1987, he has been a General Partner/Managing Director of Sanderling Ventures, a firm specializing in biomedical venture capital. From 1984 through 1986, he was the Managing General Partner of Morgan Stanley Ventures, an affiliate of Morgan Stanley & Co. Earlier in his career, Mr. Middleton was part of the of the founding management team at Genentech, Inc., a biotechnology company, serving there from 1978 through 1984 as Vice President of Finance and Corporate Development, and Chief Financial Officer. During the last 30 years, he has participated in active management roles and as an investor and director in over 25 start-up biomedical companies. Currently he serves as Chairman of the Board of Stereotaxis, Inc., a publicly-traded medical device company based in St. Louis that develops and markets magnetically guided robotic surgery systems in cardiology. He also currently serves as a board member of seven other privately-held biomedical companies, engaged in the development of innovative products and therapies in healthcare and previously served on the board of Favrille, Inc. Mr. Middleton received a Bachelor of Science degree in Chemistry from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School. Mr. Middleton brings significant executive experience in finance, strategy and development of new technologies in the field of medicine. He has served as a board member for eight publicly-held biomedical companies since 1990. In his capacity as a director he has also served as the Chair of either the audit or compensation committees for several of these companies. Mr. Middleton is not standing for re-election at the 2011 Annual Meeting.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND
CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

        As required under the NASDAQ Stock Market ("NASDAQ") listing standards, a majority of the members of a listed company's Board of Directors must qualify as "independent," as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company's counsel to ensure that the Board of Directors' determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors has affirmatively determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Ahrens, Gorman, Middleton, Ms. Rimel and Drs. Prystowsky and Rubin. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Capper, the Company's President and Chief Executive Officer is not an independent director by virtue of his employment with the Company. Mr. Thurman is not an independent director by virtue of his employment with the Company in 2010.

BOARD LEADERSHIP STRUCTURE AND ROLE IN OVERSIGHT OF RISK

        Our Board leadership structure is currently composed of a Chairman of the Board of Directors, an independent Audit Committee Chairman, an independent Nominating and Corporate Governance Committee Chairman, and an independent Compensation Committee Chairman. Since February 2009, Mr. Thurman has served as the Chairman of our Board of Directors. In December 2009 the Board of Directors designated Mr. Ahrens as the lead independent director (the "Lead Director"). In this role, Mr. Ahrens is responsible for working in conjunction with the Nominating and Corporate Governance Committee in compliance with such committee's processes to coordinate the search for all members of the Board and make recommendations to the Board of Directors regarding such matters, coordinating the search for executive candidates and making recommendations to the Board of Directors regarding such matters; presiding at all executive sessions of the non-employee members of the Board of Directors, acting as a liaison between the non-employee directors and the Chairman of the Board of Directors and facilitating discussions among the non-employee directors on key issues and concerns outside of Board of Directors meetings, offering strategic advice regarding proposed transactions, and exercising such additional powers as may be conferred upon such Lead Director by resolution of the Board of Directors or the Nominating and Corporate Governance Committee from time to time.

        Our Board of Directors recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to CardioNet and its stockholders. While the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Senior Vice President—Regulatory & Compliance and other members of our senior leadership team are responsible for the day-to-day management of risk, our Board of Directors is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right "tone at the top," overseeing our aggregate risk profile, and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, and operational risks.

        The Board believes that its current leadership structure best facilitates its oversight of risk by combining independent leadership, through the Lead Director, independent board committees, and majority independent board composition. As our former chief executive officer, the Chairman has an intimate knowledge of our business, history, and the complex challenges we face. The Chairman's in-depth understanding of these matters uniquely positions him to promptly identify and raise key business risks to the board and focus the Board's attention on areas of concern. The Chairman, Lead Director, independent committee chairs and other directors also are experienced professionals or executives who can and do raise issues for board consideration and review, and are not hesitant to challenge management. The Board believes there is a well-functioning and effective balance between the Lead Director, non-executive board members and the Chairman, which enhances risk oversight.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors met seven (7) times during the fiscal year ended December 31, 2010. All directors attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which they served, held during the period for which they were directors or committee members.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

        During the fiscal year ended December 31, 2010, the Board of Directors of CardioNet maintained three committees; the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table provides membership information for each of the committees of the Board of Directors as of March 14, 2011:

Name	Audit		Compensation		Nominating and Corporate Governance
Ronald A. Ahrens			X	*	X
Robert J. Rubin, M.D.	X				X	*
Eric N. Prystowsky, M.D.			X		X
Kirk E. Gorman	X	*
Fred Middleton	X				X
Rebecca W. Rimel			X

*
Committee Chairperson

        Below is a description of each committee of the Board of Directors as such committees have been constituted during the fiscal year ended December 31, 2010 and are presently constituted. The Board of Directors has determined that each current member of each committee meets the applicable SEC and NASDAQ rules and regulations regarding "independence" and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

        The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the 1934 Act to oversee the Company's corporate accounting and financial reporting processes and audits of its financial statements. The Board of Directors has adopted an Audit Committee Charter which is available on our website at http://investors.cardionet.com. The functions of this committee include, among other things:

  •
  evaluating the performance of our independent registered public accounting firm and determining whether to retain their services for the ensuing year;

  •
  reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services;

  •
  reviewing and proposing to the full Board of Directors for approval any permissible non-audit services;

  •
  reviewing our annual financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

  •
  reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the effectiveness of internal auditing and financial reporting controls; and

  •
  establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

        Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

        Our Audit Committee currently consists of Messrs. Gorman, Middleton and Dr. Rubin, each of whom is a non-employee director of our Board of Directors. Mr. Gorman is currently the Chairman of our Audit Committee. Mr. Middleton is a member of the Audit Committee but will not be seeking re-election. The Audit Committee met nine (9) times in 2010. The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of the Company's Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board of Directors has determined that Kirk Gorman is a financial expert.

Report of the Audit Committee of the Board of Directors

        During fiscal year 2010, the Audit Committee met nine (9) times. In the exercise of the Audit Committee's duties and responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with the Company's management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence. Based on its review and discussions and subject to the limitations on the role and responsibilities of the Audit Committee in its charter, the Audit Committee recommended to the Board that the audited financial statements for fiscal year 2010 be included in the Company's Annual Report to shareholders on Form 10-K filed with the Securities and Exchange Commission.

Kirk E. Gorman, Chair
Fred Middleton
Robert J. Rubin, M.D.

        This Report of the Audit Committee is not "soliciting material" and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee

        The Compensation Committee currently consists of three directors, Mr. Ahrens, the Chairman of the Compensation Committee, Dr. Prystowsky and Ms. Rimel. All members of the Company's Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards and section 162(m) of the Internal Revenue Code of 1986, as amended. In fiscal year 2010, the Compensation Committee met four (4) times.

        The Board of Directors has adopted a Compensation Committee Charter which was revised as of January 22, 2009 and is available on our website at http://investors.cardionet.com.

        The Compensation Committee of the Board of Directors acts on behalf of the Board of Directors to review, recommend for adoption, and oversee the Company's compensation strategy, policies, plans and programs, including:

  •
  reviewing and recommending to the Board of Directors the compensation and other terms of employment of our Chief Executive Officer;

  •
  reviewing and approving the compensation and other terms of employment of our executive officers (other than the Chief Executive Officer);

  •
  reviewing and recommending to the Board of Directors performance goals and objectives relevant to the compensation of our Chief Executive Officer and assessing his or her performance against these goals and objectives;

  •
  interpreting, administering, and granting, or with respect to the Chief Executive Officer recommending for approval by the Board of Directors, awards under the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

  •
  reviewing and periodically accessing the adequacy of compensation to be paid or awarded to members of the Board of Directors;

  •
  establishing policies with respect to equity compensation arrangements;

  •
  reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

  •
  reviewing and recommending to the Board of Directors the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

  •
  reviewing incentive compensation arrangements to ensure that such compensation arrangements do not encourage unnecessary risk taking; and

  •
  reviewing with management our disclosures under the caption "Compensation Discussion and Analysis" and recommending to the full Board of Directors its inclusion in our periodic reports to be filed with the Securities and Exchange Commission.

        Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties.

        Our Compensation Committee retains the services of third party executive compensation specialists and consultants from time to time, as it sees fit, in connection with the establishment of cash and equity compensation and related policies.

        The specific recommendations of the Compensation Committee with respect to executive compensation for the fiscal year ended December 31, 2010 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

        As indicated above, Mr. Ahrens, Ms. Rimel and Dr. Prystowsky currently serve, and previously served during fiscal year 2010, as members of the Compensation Committee. No member of the Compensation Committee has ever been an executive officer or employee of the Company. None of our officers currently serves, or has served during the last completed year, on the Compensation Committee or the Board of Directors of any other entity that has one or more officers serving as a member of the Board of Directors or the Compensation Committee.

Nominating and Corporate Governance Committee

        During fiscal year 2010, the Nominating and Corporate Governance Committee met one (1) time. The Board of Directors has adopted a Nominating and Corporate Governance Committee Charter which is available on our website at http://investors.cardionet.com. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards).

        The functions of the Nominating and Corporate Governance Committee include, among other things:

  •
  identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board of Directors;

  •
  determining the minimum qualifications for service on our Board of Directors;

  •
  evaluating director performance on the Board of Directors and applicable committees of the Board of Directors and determining whether continued service on our Board of Directors is appropriate;

  •
  reviewing, evaluating and recommending individuals for membership on our Board of Directors;

  •
  evaluating nominations by stockholders of candidates for election to our Board of Directors;

  •
  considering and assessing the independence of members of our Board of Directors;

  •
  developing, as appropriate, a set of corporate governance policies and principles, including a code of business conduct and ethics and reviewing and recommending to our Board of Directors any changes to such policies and principles;

  •
  periodically reviewing with our CEO the succession plans for the office of CEO and for other key executive officers, and making recommendations to our Board of Directors of appropriate individuals to succeed to these positions;

  •
  considering questions of possible conflicts of interest of directors as such questions arise;

  •
  reviewing the adequacy of our Nominating and Corporate Governance Committee charter on a periodic basis; and

  •
  reviewing and evaluating, at least annually, the performance of the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company's stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee places a high priority on identifying individuals with diverse skill sets and types of experience including identification of individuals from among the medical professional and medical device communities. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors' overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors' independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates' qualifications and then selects a nominee by majority vote.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors for the 2012 Annual Meeting of Stockholders may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee on or before December 31, 2011 at the following address: 227 Washington Street #210, Conshohocken, Pennsylvania 19428, Attn: Secretary. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and the name of the nominating stockholder, a representation that the nominating stockholder is a beneficial or record holder of the Company's stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        The Company's Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. This information is available on the Company's website at http://investors.cardionet.com.

CODE OF ETHICS

        The Company has adopted the CardioNet, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees, which was amended and updated to reflect current business practice and industry regulation on January 22, 2009. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. The Code of Business Conduct and Ethics is available on our website at http://investors.cardionet.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website at http://investors.cardionet.com.

EXECUTIVE OFFICERS

        The following table sets forth information regarding our executive officers as of March 14, 2011:

Name	Age	Position
Executive Officers:
Joseph H. Capper	47	Director, Chairman, President and Chief Executive Officer
Heather C. Getz, CPA	36	Senior Vice President and Chief Financial Officer
Daniel Wisniewski	47	Senior Vice President, Business Operations
Peter Ferola	42	Senior Vice President, Corporate Development and General Counsel
George Hrenko	48	Senior Vice President, Human Resources and Organizational Excellence
Anna McNamara, RN	63	Senior Vice President, Clinical Operations
Philip G. Leone	46	Senior Vice President, Reimbursement Services, Regulatory and Compliance
Charles Gropper	53	Senior Vice President, Research and Development

Biographical Information for Executive Officers

        Joseph H. Capper.    Mr. Capper was appointed President and Chief Executive Officer and a member of the Board of Directors of CardioNet in June 2010. Prior to CardioNet, Mr. Capper served as President, Chief Executive Officer and member of the Board of Directors of Home Diagnostics, Inc., a leading developer, manufacturer and marketer of diabetes management products. Mr. Capper joined Home Diagnostics in 2009 and positioned the Company for a strategic merger in a transaction that created substantial value to its stockholders. Home Diagnostics was listed on the NASDAQ stock market until its strategic merger. Prior to Home Diagnostics, from 2002 to 2009, Mr. Capper was President and Chief Executive Officer of CCS Medical Inc., a private company that is a leading provider of medical supplies in diabetes, wound care, respiratory and other therapeutic categories. Earlier in his career, Mr. Capper spent nine years with Bayer Corporation, ultimately becoming National Sales Director of the Diabetic Products Division. Mr. Capper also has a distinguished service record having served in the U.S. Navy as a combat aviator and subsequently as a Congressional Liaison. Mr. Capper received an undergraduate degree in Accounting from West Chester University and an MBA in International Finance from George Washington University.

        Heather C. Getz, CPA.    Ms. Getz was appointed Senior Vice President and Chief Financial Officer in January 2010. Ms. Getz joined CardioNet in May 2009 as Vice President of Finance. From April 2008 to May 2009, Ms. Getz was Vice President of Finance at Alita Pharmaceuticals, Inc., a privately held specialty pharmaceutical company, responsible for all areas of finance, accounting and information systems. Prior to Alita Pharmaceuticals, Inc., from March 2002 to April 2008, Ms. Getz held various financial leadership positions at VIASYS Healthcare Inc., a healthcare technology company, including directing the company's global financial planning, budgeting and analysis, and external reporting functions. From June, 1997 to February 2002, Ms. Getz began her career at Sunoco, Inc., where she held various positions of increasing responsibility. Ms. Getz is a certified public accountant, and received her undergraduate degree in Accountancy and an MBA from Villanova University.

        Daniel Wisniewski.    Mr. Wisniewski joined CardioNet in December 2010 with over 20 years of experience in executive leadership, information systems, and operations. Most recently, from 2000 to 2010, Mr. Wisniewski served as Chief Information Officer with CCS Medical, Inc. As the Chief Information Officer, Mr. Wisniewski was responsible for developing a highly scalable patient centric operational infrastructure focused on compliance, growth and expense control within the healthcare industry. Prior to CCS Medical, Inc., Mr. Wisniewski held various roles within the nuclear and banking industries with increasing responsibilities in information systems and general management. Mr. Wisniewski began his career as an U.S. Navy Nuclear Trained Naval Officer. Mr. Wisniewski received his undergraduate degree in Electrical Engineering from Virginia Military Institute.

        Peter Ferola.    Mr. Ferola joined CardioNet in February 2011 with over 19 years of progressive leadership experience in business management, legal affairs and corporate governance. From 2009 to 2011, Mr. Ferola served as Vice President, General Counsel and Secretary of Nipro Diagnostics, Inc. (formerly Home Diagnostics, Inc., NASDAQ: HDIX). Prior to joining Home Diagnostics, Mr. Ferola worked as a corporate and securities attorney with Greenberg Traurig LLP and with Dilworth Paxson, LLP in Washington, D.C. focusing on mergers, acquisitions, public securities offerings and corporate governance matters. From 1989 to 2002, Mr. Ferola worked in executive management roles for Stephan Co., an American Stock Exchange-listed company, most recently serving as Vice President—Administration and Corporate Secretary, overseeing the Company's administrative functions, legal matters and investor relations. Mr. Ferola earned a Bachelor of Science and Juris Doctor degree from Nova Southeastern University and a Master of Laws in Securities and Financial Regulation from Georgetown University Law Center. Mr. Ferola has authored numerous articles on corporate and securities laws, with a particular focus on audit committees and regulations implemented in the wake of the Sarbanes-Oxley Act of 2002.

        George Hrenko.    Mr. Hrenko joined CardioNet in 2008 as its VP of Human Resources and was named Senior Vice President, Human Resources and Organizational Excellence in May 2010. Most recently, Mr. Hrenko served as a Director of Human Resources for Target Corporation from February 2002 to March 2007. From December 1998 to February 2002, Mr. Hrenko held several positions with Bank One Corporation, including First Vice President, Human Resources Generalist, Vice President, Compensation, and Vice President, Corporate Staffing. From 1996 to 1998 he served as Managing Director, Human Resources for Continental Airlines. Prior to Continental Airlines, Mr. Hrenko served as Human Resources Manager at Pepsi-Cola Co, Pepsico, Inc., from 1987 to 1996. Mr. Hrenko received an undergraduate degree in English and Psychology from Penn State University.

        Anna McNamara, RN.    Ms. McNamara joined CardioNet in 2002 serving in various Clinical Operations roles. She currently serves as our Senior Vice President, Clinical Operations. From February 2001 to September 2002, Ms. McNamara served as Executive Vice President of Clinical Operations for LifeWatch Corp., a health care services company. From July 1998 to February 2001, Ms. McNamara served as Vice President of Clinical Operations for Quality Diagnostic Services at Matria Healthcare, Inc., a health care company. From January 1997 to July 1998, Ms. McNamara served as Vice President of Clinical Operations for WebMD Health Corp., a web-based health information provider. Ms. McNamara received an undergraduate degree from Marymount College and an RN at Mercy Hospital in Scranton, PA.

        Philip G. Leone.    Mr. Leone joined CardioNet in 2002 serving in various Payor Relations and Reimbursement Services roles. He was named our Senior Vice President, Reimbursement Services, Regulatory and Compliance in March 2009. Prior to joining CardioNet, from July 1990 to April 2002, Mr. Leone served in numerous sales and executive sales management positions within Legend Healthcare, Inc., a home medical equipment and home-care service network provider, where he concluded as Executive Vice President/Chief Operating Officer. Mr. Leone received his undergraduate degree from Western New England College in Springfield, MA and was a Board Member of CHAP (Community Health Accreditation Program) from April 2000 to April 2001.

        Charles Gropper.    Mr. Gropper joined CardioNet in January 2008 as our Vice President of Research and Development. Mr. Gropper was named our Senior Vice President of Research and Development in May, 2010. Mr. Gropper brings nearly 30 years of experience in the design and development of medical devices. Prior to CardioNet, Mr. Gropper most recently served as Vice President, Engineering at HepaHope, Inc., working on the design of an artificial liver system from 2005 to 2008. Prior to his experience with HepaHope, Mr. Gropper has held several senior engineering management positions with such companies as Cameron Health, Inc., Cardiac Science, Inc. Datascope Corp., and Bear Medical Systems. Mr. Gropper received his undergraduate degree in Biomedical Engineering from Rensselaer Polytechnic Institute and an MBA from California State University, Fullerton.

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 14, 2011 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Fred Middleton(2)	686,691	2.8%
Robert J. Rubin, M.D.(3)	67,792	*
Eric N. Prystowsky, M.D.(4)	64,185	*
Ronald A. Ahrens(5)	59,671	*
Kirk E. Gorman(6)	45,957	*
Rebecca W. Rimel(7)	25,217	*
Joseph H. Capper	—	—
Randy H. Thurman(8)	114,283	*
Heather C. Getz, CPA(9)	46,392	*
Martin P. Galvan, CPA	8,745	*
Matthew S. Margolies	750	*
Daniel Wisniewski	—	—
John F. Imperato	4,257	*
Anna McNamara(10)	25,853	*
George Hrenko(12)	54,031	*
BlackRock, Inc.(14)	1,827,908	7.5%
Cumberland Associates LLC(15)	1,300,000	5.4%
Discovery Group I, LLC(16)	665,703	2.7%
Camber Capital Management LLC(17)	2,292,891	9.5%
All directors and executive officers as a group (17 persons)(18)	1,269,839	5.2%

*
Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G if any filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 24,147,958 shares outstanding on March 14, 2011, adjusted as required by rules promulgated by the SEC.

(2)
Includes options to purchase 38,188 shares of Common Stock, which are exercisable or will be exercisable within sixty (60) days of March 14, 2011. Includes 603,541 shares of capital stock listed below held by certain affiliates of Sanderling Venture Partners. Mr. Middleton disclaims any beneficial ownership of the shares owned by these entities, except to the extent of his pecuniary interest therein.

207,158 shares of capital stock held by Sanderling Venture Partners IV, L.P.;

80,646 shares of capital stock held by Sanderling IV Biomedical, L.P.;

  129,186 shares of capital stock held by Sanderling IV Biomedical Co-Investment Fund, L.P.;

  64,587 shares of capital stock held by Sanderling Venture Partners IV Co-Investment Fund, L.P.;

  22,984 shares of capital stock held by Sanderling [Feri Trust] Venture Partners IV;

  80,819 shares of capital stock held by Sanderling IV Limited Partnership;

  8,550 shares of capital stock held by Sanderling VI Beteiligungs GmbH & Co. KG; and

  9,611 shares of capital stock held by Sanderling V Limited Partnership.

(3)
Includes options to purchase 28,489 shares of Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after March 14, 2011.

(4)
Includes options to purchase 42,687 shares of Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after March 14, 2011.

(5)
Includes options to purchase 32,287 shares of Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after March 14, 2011.

(6)
Includes options to purchase 25,620 shares of Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after March 14, 2011.

(7)
Includes options to purchase 9,338 shares of Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after March 14, 2011.

(8)
Includes options to purchase 89,247 shares of Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after March 14, 2011.

(9)
Includes options to purchase 46,392 shares of Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after March 14, 2011.

(10)
Includes options to purchase 4,277shares of Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after March 14, 2011.

(11)
Includes options to purchase 35,321 shares of Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after March 14, 2011.

(12)
Includes options to purchase 46,419shares of Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after March 14, 2011.

(13)
Includes options to purchase 4,759 shares of Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after March 14, 2011.

(14)
The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(15)
Cumberland Associates LLC is engaged in the business of managing, on a discretionary basis, three securities accounts, the principal one of which is Cumberland Partners. Gary G. Tynes, Bruce G. Wilcox, Andrew M. Wallach, Barry A. Konig, Steven D. Morrow and Bradley H. Gendell are the members (the "members") of Cumberland Associates LLC. The number of shares beneficially owned by Cumberland Associates LLC set forth herein does not include 15,000 shares beneficially owned by one or more Members in individual personal accounts. The address of the principal business and office of Cumberland Associates LLC and each of the Members is 1114 Avenue of the Americas, New York, New York 10036.

(16)
Discovery Group I, LLC ("Discovery Group") is a Delaware limited liability company primarily engaged in the business of investing in securities. Daniel J. Donoghue is a Managing Member of Discovery Group and of various related entities, which is his principal occupation. Michael R. Murphy is a Managing Member of Discovery Group and of various related entities, which is his principal occupation. Both Mr. Donoghue and Mr. Murphy are United States citizens. The business address of Discover Group is 191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606. The total purchase price for the 665,703 shares of Common Stock beneficially owned by Discovery Group and Messrs. Donoghue and Murphy as of March 10, 2011 was approximately $5,291,354. The source of such funds was the assets of two private investment partnerships (collectively, the "Partnerships") over which Discovery Group exercises discretionary investment management authority, including proceeds of margin loans under margin loan facilities maintained in the ordinary course of business by the Partnerships with a broker on customary terms and conditions. The Partnerships are the legal owner of all of the Common Stock beneficially owned by Discovery Group and Messrs. Donoghue and Murphy. Donoghue and Murphy are the sole managing members of Discovery Group. As a consequence, Discovery Group and Messrs. Donoghue and Murphy may be deemed to share beneficial ownership of all of the shares of Common Stock owned by both of the Partnerships.

(17)
Camber Capital Management LLC ("Camber") is a Massachusetts limited liability company primarily engaged in the business of investing in securities. Stephen DuBois is the Managing Member of Camber and is a United States citizen. The address of the principal business and office of Camber Capital Management LLC is 101 Huntington Avenue, 25th Floor, Boston, Massachusetts 02199.

(18)
Includes options to purchase 402,947 shares of Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after March 14, 2011.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        As of March 14, 2011, based solely on a review of the copies of such reports furnished to us and representatives of these persons, all reports required to be filed have been filed for the year ended December 31, 2010, with the exception of: Charles Gropper, who inadvertently filed a late Form 3 on June 16, 2010 to report the grant of 21,740 Restricted Stock Units and 48,900 options on May 6, 2010 and inadvertently filed a late Form 4 on June 16, 2010 to report the grant of 2,744 Restricted Stock Units and 3,811 options on May 10, 2010; George Hrenko, who inadvertently filed a late Form 3 on June 16, 2010 to report the grant of 24,675 Restricted Stock Units and 56,977 options on May 24, 2010 and inadvertently filed a late Form 4 on June 17, 2010 to report the grant of 3,000 Restricted Stock Units on May 24, 2010; Phil Leone, who inadvertently filed a late Form 3 on June 16, 2010 to report the grant of 21,695 Restricted Stock Units and 3,346 options on March 13, 2009 and inadvertently filed a late Form 4 on June 16, 2010 to report the grant of 14,070 Restricted Stock Units and 5,653 options on October 23, 2009.

EQUITY COMPENSATION PLAN INFORMATION

        The following table presents the equity compensation plan information as of December 31, 2010:

	Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
Employee and non-employee director stock option plans	2,102,376	$12.18	1,649,723
Employee stock purchase plan	40,208	$3.57	340,936

Total	2,142,584	$12.02	1,990,659

 DIRECTOR AND EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Executive Summary

        In this Compensation Discussion and Analysis, we address the compensation provided to our named executive officers listed below under "Our Named Executive Officers" and in the Summary Compensation Table that follows this discussion, the goals that we seek to achieve through our executive compensation program and other important factors underlying our compensation practices and policies.

        2010 has been a challenging year for us. Our revenue declined to $119.9 million from $140.6 million in 2009, primarily as a result of the decrease in our Medicare reimbursement rate for our services, a circumstance primarily outside of our control. Accordingly, we also experienced shortfalls to our operating results and earnings per share targets. We have several operational initiatives currently being implemented, including cost efficiency measures and a continued focus on sales volume growth. In addition, we intend to continue to work with CMS to achieve an appropriate national rate, and will continue to evaluate our strategic options. In order to retain key members of the management team through this period of uncertainty, the Compensation Committee made adjustments to the compensation paid to certain individuals as described in more detail below.

        Our 2010 results, together with the uncertainty associated with significant turnover of our senior leadership team, contributed to our not meeting various pre-established performance targets related to our 2010 compensation program. At the same time, the fundamental purpose of our compensation program, as discussed in the following paragraph, remains of paramount importance. This presented a challenge to the Compensation Committee, which was tasked with balancing the need to provide compensation sufficient to attract and retain key members of our senior management team through this period of uncertainty, on one hand, with the goal of aligning compensation with stockholder value, on the other hand. In an effort to strike an appropriate balance between these purposes, the Compensation Committee made upward adjustments to the compensation paid to certain executive officers (as described in more detail below) as compared to what they would have received based on a strict application of the pre-established performance metrics, while at the same time ensuring that overall incentive payments reflected the mixed results of 2010. This was accomplished mainly through a significant reduction in cash incentive payouts to several key executives. The net effect of these decisions was an aggregate payout of cash incentive for 2010 performance at less than 50% of full target. Executives did, however, receive increased equity compensation awards, since the ultimate value of these awards will be linked to the performance of the Company and is thus aligned with stockholders interests. In addition, the Compensation Committee periodically reviews the Company's executive pay practices, its appropriate peer group and the utilization of shares in its equity plans with a view toward ensuring that the Company's overall compensation practices are consistent with the market and effective in generating long-term shareholder value.

        Our compensation program is generally designed to provide performance- oriented incentives that fairly compensate our executive officers and enable us to attract, retain and motivate executives with outstanding ability and potential. Our compensation program consists of both short-term and long-term components, including cash and equity-based compensation, and is intended to reward consistent performance that meets or exceeds formally established performance goals and objectives. Our Compensation Committee and senior management is focused on providing an appropriate mix of short-term and long-term incentives, and we are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our executives continue in employment with us and directly tie executive compensation to generation of shareholder value. We have revised our Management Incentive Plan to include corporate goals and objectives relating to volume and revenue growth and earnings per share, and we overlay management by objective (MBO) goals that are intended to encourage our executives to build and maintain an infrastructure that supports our growth and increases revenues.

  Our Named Executive Officers

        Our named executive officers for 2010 are Messrs. Capper, Thurman, Galvan, Wisniewski, Imperato, Hrenko, Margolies, Ms. Getz and Ms. McNamara.

        In January 2010, Mr. Galvan ceased to serve as our Chief Financial Officer and Heather C. Getz was appointed as Senior Vice President and Chief Financial Officer. The terms and conditions of Ms. Getz's employment as our Senior Vice President and Chief Financial Officer are described under "Employment Agreements."

        In connection with Mr. Galvan's termination from employment with us, we entered into a separation agreement with him and provided severance in satisfaction of our obligations under the terms of his respective employment agreement. The terms and conditions of the separation agreements for Mr. Galvan are described below under "Potential Payments Upon Termination Or Change In Control."

        In June 2010, Mr. Capper was appointed President and Chief Executive Officer and in connection with such appointment, the terms and conditions of Mr. Capper's employment as our President and Chief Executive Officer are described below under "Employment Agreements." In connection with Mr. Capper's appointment, Mr. Thurman resigned from the positions of our President and Chief Executive Officer but maintained the role of Chairman.

        In August 2010, Mr. Margolies resigned from his position as our Senior Vice President, Sales & Marketing. Under the terms of his employment agreement, because his resignation was voluntary, Mr. Margolies did not receive any post-termination payments.

        In November 2010, Mr. Imperato ceased to serve as our Senior Vice President, Business Operations. In connection with his respective termination from employment with us, we entered into a separation agreement with Mr. Imperato and provided severance in satisfaction of our obligations under the terms of his respective employment agreement. The terms and conditions of the separation agreements for Mr. Imperato are described below under "Potential Payments Upon Termination Or Change In Control."

        In December 2010, Mr. Wisniewski commenced employment with us as Senior Vice President, Business Operations and in connection with such appointment, the terms and conditions of Mr. Wisniewski's employment as our Senior Vice President, Business Operations are described under "Employment Agreements."

        In February 2011, Peter Ferola commenced employment with us as Senior Vice President, Corporate Development and General Counsel and in connection with such appointment, the terms and conditions of Mr. Ferola's employment as our Senior Vice President, Corporate Development and General Counsel are described under "Employment Agreements."

  Compensation Philosophy and Components of Executive Compensation

        Our Compensation Committee is composed entirely of independent directors. Our Compensation Committee administers our executive compensation program.

        The general duties of the Compensation Committee include:

  •
  Administration of the Company's annual incentive, equity compensation and long term incentive plans;

  •
  Review and recommendation of major compensation plans for approval by the Board;

  •
  Recommendation of compensation for the President and Chief Executive Officer for approval by the independent members of our Board; and

  •
  Approval of compensation decisions relating to all executive officers.

        Our Compensation Committee believes that our executive compensation program should include both short-term and long-term components, including cash and equity-based compensation, and should reward consistent performance that meets or exceeds expectations. In general, we tie compensation to the achievement of specific corporate and individual goals. Determinations about corporate performance are based on achievement of specific, pre-determined objectives. Individual performance against goals are more subjective and are based on the judgments made at the discretion of our Compensation Committee and our Board of Directors, with input from our Chief Executive Officer, except as it relates to his own compensation. For our executive officers other than himself, our Chief Executive Officer evaluates the performance of other executive officers on an annual basis and makes recommendations to our Compensation Committee with respect to annual salary adjustments, bonuses and annual equity awards. These recommendations are reviewed by our Compensation Committee on an aggregated basis so that our Compensation Committee can evaluate the compensation paid to our executives on a total compensation basis. While our Compensation Committee reviews the recommendations of our Chief Executive Officer with respect to executive officers other than himself, our Compensation Committee exercises its own discretion in approving salary adjustments and discretionary cash and equity awards for all executives and communicates its final approval to our Board of Directors.

        We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. The features of these practices and programs also reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. This is based on our belief that applying Company wide metrics encourages decision making that is in the best long-term interests of the company and our stockholders. In addition, we believe that the mix of equity award instruments used under our long-term incentive program, including both stock options and full value awards (i.e., restricted stock units), in each case, that vest over a multi-year period also mitigates risk and properly account for the time horizon of risk.

  Benchmarking and Other Analysis

        Currently, our Compensation Committee is chartered to review and make recommendations to our Board of Directors regarding the compensation to be paid to our Chief Executive Officer and approves compensation for all other executive officers. Historically, our Compensation Committee negotiated compensation with our Chief Executive Officer, and our Chief Executive Officer consulted with our Board of Directors regarding the compensation of our other named executive officers. During the period in which we operated as a private company, our directors and Chief Executive Officer based compensation decisions primarily on their extensive background and experience with compensation practices and policies in the medical device and services industries. This background and experience provided the basis for the subjective judgments made by our Chief Executive Officer and our Board of Directors regarding our executives' compensation.

        In 2009 our Compensation Committee retained an independent compensation consultant to assist it in benchmarking our executive compensation decisions and practices against the group of publicly-traded peer companies listed below. In 2010, the compensation consultant re-evaluated the group of peer companies, and determined the group listed below provides an adequate basis to evaluate comparative positions. Generally, salaries and initial stock grants for our executive officers have been negotiated at the time of hire, taking into account the salaries and equity awards made to similarly situated executives at the companies in our peer group as well as the executive's experience in the position and in the industry generally. Thereafter, salaries are subject to an annual review process, and the adequacy of equity awards are reviewed annually.

        The companies in our peer group included the following 16 publicly traded companies in the medical products and services sector, with revenue between $70 million and $400 million (with most between $90 million and $240 million), classification by S&P as Health Care Equipment, Health Care Services or Life Sciences Tools & Services, equity market capitalization between $100 million and $1 billion (with most between $300 million and $500 million), to the extent possible, company considered part of the "cardio" sector of the Med Tech industry:

  •
  Abiomed, Inc.

  •
  Accuray, Inc.

  •
  Affymetrix, Inc.

  •
  Angiodynamics, Inc.

  •
  ATS Medical, Inc.

  •
  Cyberonics, Inc.

  •
  eResearch Technology, Inc.

  •
  Genoptix, Inc.

  •
  Kensey Nash Corp.

  •
  Micrus Endovascular Corp.

  •
  Natus Medical Inc.

  •
  Quidel Corp.

  •
  Sonosite, Inc.

  •
  Spectranetics Corp.

  •
  Volcano Corp.

  •
  ZOLL Medical Corp.

        To achieve its objectives for our executive compensation program, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Committee believes are competitive with those of other similarly situated companies that compete with us for executive talent and has periodically engaged an independent consultant to provide additional assurance that the Company's executive compensation programs are reasonable and consistent with its objectives. The consultant reports directly to the Compensation Committee, periodically participates in committee meetings and advises the Compensation Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. Although the Compensation Committee reviews the compensation practices of our peer companies as described above, the Compensation Committee does not adhere to strict formulas or survey data to determine the mix of compensation elements. Instead, as described below, the Compensation Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each of our executive officers as well as the company's overall financial performance. This flexibility is particularly important in designing compensation arrangements to attract and retain executives in the period of uncertainty that the company is currently facing.

  Elements of Executive Compensation

        The compensation program for our executive officers has consisted principally of base salary, short-term cash incentives and long-term incentives in the form of equity grants.

  Base Salary

        Generally, base salaries for our executives were established based on the scope of their responsibilities and individual experience, taking into account our informal understanding of competitive market compensation paid by other companies for similar positions within our industry. Base salaries are typically reviewed annually taking into account individual responsibilities, performance and achievement. Increases may be determined based upon specific performance related objectives or goals, as well as an overall evaluation of performance. Guidelines for annual merit increases are determined based upon achievement of company objectives for the year, as well as economic, industry and market factors.

        We believe, based on our recruiting efforts and general experience in our industry, that the base salary levels of our named executive officers are commensurate with the general salary levels for similar positions in medical device and services companies of similar size and stage of development and operations. The salaries in effect for 2010 are set forth below.

Name	2010 Base Salary
Joseph H. Capper	$515,000
Randy H. Thurman	$500,000
Heather C. Getz, CPA	$271,000
Martin P. Galvan, CPA	$313,500
Anna McNamara, RN	$312,000
Daniel Wisniewski	$320,000
John F. Imperato	$321,360
Matthew S. Margolies	$244,400

        In March 2011, our Compensation Committee met to review performance for 2010 and approved certain salary increases for our named executive officers for 2011 taking into account recommendations from Mr. Capper. Our Compensation Committee considered a number of factors in reaching its decision to approve base salary increases for 2011, including corporate and individual performance during 2010, leadership adversity during 2010, the transition in Chief Executive Officers and the need to reward and retain the executive management team. The 2011 base salaries for our named executive officers are set forth in the table below:

Name	2011 Base Salary
Joseph H. Capper	$535,000
Heather C. Getz, CPA	$298,100
Peter Ferola	$280,000
Anna McNamara, RN	$321,360
Daniel Wisniewski	$320,000

  Short-term Incentive Program

        We maintain our Management Incentive Plan ("MIP") to reward executives with annual cash bonuses for achievement of certain corporate performance objectives and individual objectives. The MIP operates on a calendar year schedule.

        While all employees of the Company are eligible to participate in the MIP, our Compensation Committee has the authority to designate which employees will participate in the MIP in any given year. Unless specifically excepted, an employee must be employed by us by October 1st of any given year to be eligible to participate in the MIP for the calendar year. In addition, unless specifically excepted, an eligible employee must be actively employed by us on the date bonuses are paid under the MIP to receive a payment. In general, bonuses under the MIP are paid out within the first two and one-half months following year-end.

        On an annual basis, our Compensation Committee selects the individual and corporate performance goals for the upcoming year and determines how the achievement of those goals will be measured and the amount of the bonuses determined. Each participant in the MIP is assigned a specific target award, based on his or her role and competitive market practice. The target award reflects the award to be paid for meeting predefined corporate and individual performance goals. Target awards are defined as a percentage of base salary. For 2010, the Compensation Committee determined that actual awards under the MIP could range from 0% to 200% of target, depending on performance. Within the formula under the MIP, our Compensation Committee has the discretion to take into account circumstances that may have affected performance as to any particular participant.

        For 2010, our Compensation Committee determined that the corporate performance measures are volume, revenue and earnings per share, and established minimum and maximum goals. Our Compensation Committee determined that the above criteria was an appropriate corporate performance objective because it is linked to top line growth and the creation of stockholder value. In addition, our Compensation Committee determined that corporate performance would account for 35% of an individual's bonus eligibility and individual performance would account for 20% of an individual's bonus eligibility. For our named executive officers, the individual target bonuses approved by our Compensation Committee, expressed as a percentage of each person's base salary, were as follows:

Joseph H. Capper	100%
Randy H. Thurman	100%
Heather C. Getz, CPA	60%
Martin P. Galvan, CPA	60%
John F. Imperato	60%
Anna McNamara, RN	50%

        In March 2011, our Compensation Committee evaluated the level of achievement of the financial goal, cost reduction goal and the individual performance objectives relating to operational commitments relative to the executive officer's position (taking into account the weighting described above together with Mr. Capper's recommendations) and determined to pay bonuses to our named executive officers as set forth in the table below. With respect to individual objectives, our Compensation Committee considered the successes in obtaining a national price for our MCOT platform and achieving significant cost reductions, together with the level of contribution made by each named executive officer with respect to the achievement of these goals based on the scope of their responsibilities with the Company, taking into account recommendations from Mr. Capper. No bonus amount was paid to Messrs. Margolies, Imperato or Galvin because they terminated employment before the date on which the MIP bonuses were paid. However, our Board approved prorated bonuses for Mr. Thurman and Mr. Capper commensurate with the months in which each was in the role of President and Chief Executive Officer.

Joseph H. Capper	$137,500
Randy H. Thurman	$137,500
Heather C. Getz, CPA	$93,495
George Hrenko	$70,725
Anna McNamara, RN	$89,700

        For 2011, our Compensation Committee has determined that the goals under the MIP will be as follows and will be weighted as noted:

% of Payout	Goal
25%	Revenue
25%	EBITDA
50%	Team Objectives relating to operating efficiencies and improvement

        Our Compensation Committee determined that these goals were appropriate in order to continue to advance the Company's overall strategic objectives and to enhance stockholder value. The target bonus opportunity set for the named executive officers for 2011 under the MIP are as follows:

Joseph H. Capper	100%
Heather C. Getz, CPA	60%
Other Named Executive Officers	50%

  Long-term Incentive Programs

  Equity Compensation Plans

        Prior to our initial public offering, we granted equity awards primarily through our 2003 Equity Incentive Plan (the "2003 plan"), which was adopted by our Board of Directors and stockholders to permit the grant of stock options, stock bonuses and restricted stock to our officers, directors, employees and consultants. In the absence of a public trading market for our common stock prior to the closing of our initial public offering, our Board of Directors and Compensation Committee determined the fair market value of our common stock in good faith based upon consideration of a number of relevant factors including the status of our development efforts, financial status and market conditions. In addition, we secured an outside valuation from an independent valuation firm in order to set fair market value of our Common Stock.

        In connection with our initial public offering in 2008, our Board of Directors adopted new equity compensation plans. Specifically, our Board of Directors adopted the 2008 Equity Incentive Plan (the "2008 EIP"), the Director Plan (described in more detail below under Non-Employee Director Compensation) and the 2008 Employee Stock Purchase Plan (the "ESPP"). Each of the new plans became effective on March 18, 2008 upon the effectiveness of our initial public offering. The 2008 EIP replaced the 2003 plan immediately following our initial public offering and affords our Compensation Committee much greater flexibility in making a wide variety of equity awards. The ESPP is available to all executive officers on the same basis as our other employees.

        Our 2008 EIP authorizes us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock awards, performance cash awards and other stock awards. To date, we have granted only stock options and restricted stock units under the 2008 EIP. All stock options granted to our employees and directors were granted with an exercise price that was no less than the fair market value of a share of our Common Stock on the date such options were granted. Prior to January 2009, all option grants typically vested over four years, with one quarter of the shares subject to the stock option vesting on the one year anniversary of the vesting commencement date and the remaining shares vesting in equal monthly installments thereafter over three years. Beginning in January 2009, the Compensation Committee determined to modify the vesting schedule for new grants so that as a general matter, grants would vest in 25% increments over a four year period beginning with the first anniversary of the date of grant. Our Compensation Committee determined that this vesting schedule better achieved the goal of our Compensation Committee to encourage retention and dedication to the success of the Company over a longer time horizon (since they vest only at the end of each anniversary year, and not monthly). All options have a ten year term (unless terminated earlier due to termination of service with the Company). Additional information regarding accelerated vesting upon or following a change in control is discussed below under "Potential Payments Upon Termination Or Change In Control."

        In January 2010, in connection with our appointment of Ms. Getz as our Senior Vice President and Chief Financial Officer, the Compensation Committee awarded Ms. Getz a restricted stock unit grant with respect to 10,000 shares and an incentive stock option grant to purchase 10,000 shares. The restricted stock unit grant will vest 100% upon the third anniversary of the date of grant; provided that Ms. Getz remains in the continuous service of the Company through that date and the option will vest in four equal annual installments commencing on the first anniversary of the date of grant; provided that Ms. Getz is employed as of the applicable vesting date.

        In May 2010, in connection with our appointment of Mr. Hrenko as our Senior Vice President, Human Resources and Organizational Excellence, the Compensation Committee awarded Mr. Hrenko a restricted stock unit grant with respect to 3,000 shares. The restricted stock unit grant will vest 100% upon the third anniversary of the date of grant; provided that Mr. Hrenko remains in the continuous service of the Company through that date.

        Additionally, in May 2010, our Compensation Committee approved strategic retention restricted stock units grants and options to provide an incentive to a select group of our executive and other key employees who play a key role and our attainment of our strategic alternatives. Mr. Thurman was awarded a restricted stock unit grant with respect 34,130 shares and an incentive stock option grant to purchase 47,402 shares, Ms. Getz was awarded a restricted stock unit grant with respect to 4,010 shares and an incentive stock option grant to purchase 5,570 and Messrs. Margolies, Imperato, Leone, Hrenko and Ms. McNamara were awarded restricted stock unit grants with respect to 24,044 shares in the aggregate and incentive stock option purchase of 33,395 shares in the aggregate. The foregoing restricted stock unit grants will vest 100% upon the earlier of the third anniversary of the date of grant or the occurrence of a change of control; provided that the grantee remains in the continuous service of the Company through the applicable vesting date. Messrs. Margolies and Imperato forfeited their unvested restricted stock units in connection with their termination of employment in August 2010 and November 2010, respectively.

        In June 2010, in connection with our appointment of Mr. Capper as President and Chief Executive Officer, Mr. Capper was granted an incentive stock option under the 2008 EIP to purchase 500,000 shares of our Common Stock and a restricted stock unit grant under the 2008 EIP with respect to 60,000 shares of our Common Stock. The foregoing equity awards vest in equal annual installments over 4 years commencing on the first anniversary of the date of grant; provided Mr. Capper remains in continuous service as of each applicable vesting date. The foregoing equity awards provide for accelerated vesting if a Corporate Transaction (such term is defined in his Employment Agreement) occurs while Mr. Capper is in the continuous service of the Company as of the date of the Corporate Transaction.

        In December 2010, in connection with our appointment of Mr. Wisniewski as our Senior Vice President, Business Operations, the Compensation Committee awarded Mr. Wisniewski a restricted stock unit grant with respect to 20,000 shares and an incentive stock option grant to purchase 100,000 shares. The restricted stock unit grant will vest 100% upon the third anniversary of the date of grant; provided that Mr. Wisniewski remains in the continuous service of the Company through that date and the option will vest in four equal annual installments commencing on the first anniversary of the date of grant; provided that Mr. Wisniewski is employed as of the applicable vesting date.

Long Term Incentive Plan

        In October 2008 our Board of Directors adopted a Long Term Incentive Plan ("LTIP") to reward executives with stock option and restricted stock equity grants under our 2008 EIP, based on achievement of pre-established company performance objectives. The LTIP is effective for the issuance of grants based performance evaluations. The objectives of the LTIP are to drive growth in stockholder value, reward key employees for demonstrated value creation, provide a retention incentive for key employees, build equity ownership among the executive team and focus executive on multi-year operating performance. In May 2010 the Board of Directors modified the vesting schedule for grants issued under the LTIP providing that all future grants will vest at the rate of 25% on December 31st following the grant date and on each of the first, second and third anniversaries thereafter. We believe that by providing our executives the opportunity to increase their ownership of our stock, the best interests of stockholders and executives will be more aligned and we will encourage long-term performance. Stock awards enable our executive officers to participate in any increase in stockholder value and personally participate in the risks of business setbacks. It is our belief that long-term incentives motivate and reward successful long-term value creation and the achievement of financial goals for the Company and our stockholders, as well as retain top executive talent.

        At the beginning of the next fiscal year, awards will be granted following the determination of the corporate financial performance in each year. The target dollar values will be adjusted by up to 40% above or below the target dollar value stated above in the event that corporate performance exceeds or does not meet the target earnings per share goal. One-half of this adjusted dollar value will be converted into a stock option award (based on the Black- Scholes value of the option at the time of grant). The stock option will have a 10-year term and vest 25% per year on the first four anniversaries of the date of grant. One-half of the adjusted dollar value will be converted into a restricted stock unit award (based on the closing stock price on the date of grant). The restricted stock unit award will vest in full on the third anniversary of the date of grant.

        For our named executive officers, the individual target dollar values approved by our Compensation Committee for 2010 (which remain in effect for each year, unless modified by the Committee), expressed as a percentage of each person's base salary, were as follows:

Randy H. Thurman	200% of base salary
Heather C. Getz	50% of base salary
John F. Imperato	75% of base salary
Anna McNamara, RN	50% of base salary
Matthew S. Margolies	50% of base salary

        All executive officers and other employees selected by our Compensation Committee are eligible to receive awards under the LTIP. The LTIP provides for annual grants of restricted stock units and stock options under the 2008 EIP based on the achievement of a corporate goal based on adjusted earnings per share, as determined annually by our Compensation Committee. If corporate financial performance meets the specified earnings per share goal, the participants in the LTIP will receive awards based on each individual's target dollar value, which is determined by our Compensation Committee. For our named executive officers, the individual target dollar values approved by our Compensation Committee for 2011, expressed as a percentage of each person's base salary, are as follows:

Joseph H. Capper	200% of base salary
Heather C. Getz, CPA	75% of base salary
Other Named Executive Officers	50% of base salary

Employment Agreements

  Capper Agreement

        On June 15, 2010, we entered into an employment agreement with Joseph Capper, which provides that he will serve as the President and Chief Executive Officer of the Company. The agreement was effective on June 15, 2010 and continues until terminated in accordance with its terms.

        Pursuant to the terms of the Employment Agreement, Mr. Capper is entitled to a base salary of $515,000. Mr. Capper also received a bonus payment of $150,000 in consideration of the incentive and equity compensation Mr. Capper forfeited from his prior employer. Beginning with the 2010 fiscal year, Mr. Capper was eligible to participate in the MIP and LTIP in accordance with the terms of those plans. Mr. Capper's target annual bonus opportunity under the MIP is 100% of his base salary and Mr. Capper's target dollar value for purposes of the LTIP is 200% of base salary.

        Contemporaneously with his entry into the Employment Agreement, Mr. Capper received a restricted stock unit award with respect to 60,000 shares of the Company's common stock and a stock option to purchase 500,000 shares of the Company's common stock.

        The Employment Agreement provides that in the event the Company terminates Mr. Capper without "cause" or Mr. Capper resigns for "good reason" (each as defined in the Employment Agreement), it will pay to Mr. Capper severance benefits that consist of the following (i) base salary and accrued and unused vacation earned through the date of his termination, and (ii) an amount equal to two times his base salary at the rate in effect at the time of termination plus two times his on-target annual performance incentive bonus in effect for the year of termination, such amount to be paid in 24 monthly installments. Mr. Capper will also be eligible for continued participation in the Company's medical, dental and vision plans for a period of up to 24 months. Mr. Capper's receipt of the amount described in clause (ii) above and the continued participation in the Company's medical, dental and vision plans are contingent upon his execution and non-revocation of a release of claims in the form attached to the Employment Agreement.

        Mr. Capper's employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason. Upon any termination by the Company, Mr. Capper agrees to resign all positions, including as an officer and, if applicable, as a director or member of the Board of Directors or any committee thereof. See the description under "Severance and Change in Control Benefits" and "Potential Payments Upon Termination or Change in Control" below for further information regarding severance benefits under Mr. Capper's employment agreement.

        As a condition of Mr. Capper's employment as our President and Chief Executive Officer, he must execute and abide by our Proprietary Information and Inventions Agreement. Under the employment agreement, Mr. Capper will be subject to non-competition restrictions for the term of his employment and during any period thereafter in which he is receiving severance benefits.

  Thurman Agreement

        On February 25, 2009, we entered into an employment agreement with Mr. Thurman which provided that he served as our President and Chief Executive Officer, and Chairman of our Board of Directors. The term of Mr. Thurman's employment agreement commenced on February 25, 2009 and continued until his voluntary resignation in June 2010 as President and Chief Executive Officer and from all other positions as an officer or director of the Company's subsidiaries. Mr. Thurman will remain as a member of the Company's Board of Directors and serve as the Chairman of the Board of Directors in a non-executive capacity.

        Under his employment agreement, because Mr. Thurman's resignation was voluntary, he will not receive any post-termination payment or other benefits from the Company. Mr. Thurman will serve as the Chairman of the Board of Directors, providing assistance to Mr. Capper in his transition to the President and Chief Executive Officer of the Company, He will receive compensation of $84,000 for his services provided during the period of June 2010 through the date of the next annual meeting of the Company's stockholders, to be paid each quarter at the same time that the non-employee members of the Company's Board of Directors receive their compensation.

  Galvan, Imperato, McNamara, Getz, Hrenko, Margolies, Wisniewski and Ferola Agreements

        The agreements provide severance and change in control benefits upon termination of the executives' termination of employment by us without cause or by the executives for good reason. See the description under "Severance and Change in Control Benefits" and "Potential Payments Upon Termination or Change in Control" below for further information regarding severance benefits under the employment agreements. In the case of Messrs Galvan, Imperato and Margolies see "Terminated Executives During the 2010 Calendar Year."

        As a condition of their employment with us, each executive must execute and abide by our Proprietary Information and Inventions Agreement. Under the employment agreements, each executive will be subject to non-competition restrictions for the term of his employment and during any period thereafter in which he is receiving severance benefits.

        Messrs. Hrenko, Wisniewski, Ferola, Ms. McNamara and Ms. Getz's employment with us is at will and may be terminated by us at any time and for any reason, or for no reason. Upon any termination by us, each executive agrees to resign all positions, including as an officer and, if applicable, as a director or member of the board or any committee thereof. Messrs. Galvan, Imperato and Margolies' employment has terminated and they have resigned all positions with the Company.

  Severance and Change in Control Benefits

        The employment agreements for each of our named executive officers provide for payments in the event that the executive is terminated by us without cause or by the executive for good reason, in each case, without regard to whether the termination occurs in the context of a change in control. With the exception of Mr. Capper, if the executive's employment is terminated by us without cause or by the executive for good reason in connection with a change in control, all of the executive's equity awards will immediately accelerate and become fully vested. All of Mr. Capper's equity awards will immediately accelerate and become fully vested upon a change in control without regard to a termination of employment (unless he is terminated for cause). Payments and benefits to Messrs. Hrenko, Wisniewski, Ferola, Ms. Getz and Ms. McNamara will be modified to avoid any excise tax under section 4999 of the Internal Revenue Code to the extent the modification would result in a greater net after-tax benefit to the executive. There will be no Change in Control payments or benefits paid to Messrs. Galvan, Imperato and Margolies due to the termination of their employment in 2010. See "Terminated Executives During 2010 Calendar Year" and "Potential Payments Upon Termination or Change in Control" for further information regarding severance payments for Messrs. Galvan, and Imperato. Mr Margolies' employment terminated voluntarily, therefore, he did not receive any post-termination severance payments. We believe these severance and change in control benefits are an essential element of our overall executive compensation package. The severance and change in control benefits were also determined through comparison to companies in our peer group.

        See "Potential Payments Upon Termination Or Change In Control" below for further information regarding the payments and benefits under the employment agreements.

  Other Compensation

        In addition, consistent with our compensation philosophy, we intend to continue to maintain broad based retirement and welfare employee benefit programs for all of our employees, in which our named executive officers are also eligible to participate. However, our Compensation Committee, in its discretion, may in the future revise, amend or add to the benefits of any executive officer if it deems it advisable. In October 2009, effective January 1, 2010, our Compensation Committee approved a matching contribution under our 401(k) retirement plan of 100% on the first 3% of compensation deferred under the plan and 50% on the next 2% of compensation deferred under the plan (up to the applicable statutory limits under the Internal Revenue Code). The match in effect for 2009 was 50% on the first 6% of compensation deferred under the plan.

        During 2010, we reimbursed Mr. Capper, Ms. McNamara, Mr. Gropper, Mr. Margolies, and Mr. Wisniewski for the cost of certain living and commuting expenses and made a tax gross up payment for the taxes they pay on the reimbursement of these expenses. We agreed to provide these benefits to these individuals because we view them as an integral part of our management team and essential in pursing our strategic plans. Because Messrs. Gropper and Margolies and Ms. McNamara did not reside in a place commutable to our headquarters in Conshohocken, Pennsylvania, we agreed to reimburse these expenses to provide an incentive to Ms. McNamara to continue in the employ of the Company and in the case of Mr. Margolies and Mr. Gropper to accept employment with the Company. Messrs. Gropper and Margolies nor Ms. McNamara are contractually entitled to these reimbursements and our Compensation Committee continually evaluates the compensation arrangements in place for our named executive officers and may determine to continue or eliminate these benefits, at its discretion. With respect to Messrs. Capper and Wisniewski, these benefits were provided on a temporary basis to enable the executives adequate time to relocate to a permanent residency near our headquarters.

  Stock Ownership requirements

        The Board has determined that based on the changes to the Non-Employee Compensation program (as more fully described below), which will now require Non-Employee Directors to hold a significant amount of RSUs until death, Disability, separation from service or a Change in Control Event (as defined above) that the goal of Non-Employee Director equity holdings in the Company has been strengthened and enhanced. Further, the Board believes that an artificial dollar amount would not be practical as the Non-Employee Directors are now holding RSUs that will not be converted into shares of Common Stock of the Company until the Non-Employee Director leaves the Company under one the of the events described above. Thus, each Non-Employee Director who commenced service subsequent to the date of the 2009 annual meeting will no longer be required to own Common Stock.

  Stock Option Pricing and Timing

        Our Compensation Committee has no formal policy on the timing of stock option or restricted stock unit grants. Historically, our Compensation Committee makes such grants in the first quarter of each fiscal year. The exercise price is the closing price of the underlying Common Stock on the grant date. If an executive officer of CardioNet is hired after the time the Company usually makes grants, management may recommend to our Compensation Committee that the officer receive equity compensation. Other than the Director Plan described in more detail under "Non-Employee Director Compensation" below (which has been frozen for future grants), we do not have any program, plan or obligation that requires us to grant equity compensation to executive officers on specified dates and we have not made equity grants in connection with the release or withholding of material non-public information. Authority to make equity grants to executive officers rests with our Compensation Committee (except with respect to grants made to our Chief Executive Officer, which must be approved by our Board of Directors), based on recommendations from our Compensation Committee, although our Compensation Committee does consider the recommendations of our Chief Executive Officer for executive officers other than himself.

  Deductibility of Compensation under Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986 limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is "performance-based compensation." The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as "performance-based compensation." To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, our Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, our Compensation Committee intends to evaluate the effects of the compensation limits of section 162(m) on any compensation it proposes to grant, and our Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Risk Assessment of the Compensation Programs

        The Compensation Committee considers potential risks when reviewing and approving compensation programs. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:

  •
  A Balanced Mix of Compensation Components—The target compensation mix for our executive officers is composed of salary, annual cash incentives and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.

  •
  Multiple Performance Factors—Our incentive compensation plans use both company-wide metrics and individual performance, which encourage focus on the achievement of objectives for the overall benefit of the company.

  •
  The annual cash incentive is dependent on multiple performance metrics including volume, revenue as well as individual goals related to specific strategic or operational objectives.

  •
  The long-term incentives are equity-based and awarded if certain earnings per share goals are met. These incentives have a minimum of 3 year vesting to complement our annual cash based incentives.

  •
  Capped Incentive Awards—Annual incentive awards capped at 200% of target.

        Additionally, the Compensation Committee considered an assessment of compensation-related risks for all of our employees. Based on this assessment, the Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on CardioNet. In making this evaluation, the Committee reviewed the key design elements of our compensation programs in relation to industry norms as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the Board of Directors.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis ("CD&A") contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and in our Form 10-K for the year ended December 31, 2010.

Ronald A. Ahrens, Chair
Rebecca W. Rimel
Eric N. Prystowsky, M.D.

        This Compensation Committee Report is not "soliciting material" and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

 PROPOSAL TWO:
NON-BINDING, ADVISORY VOTE ON COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

        Recent legislation, known as the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that public companies give their stockholders the opportunity to vote on certain executive compensation proposals at the first annual meeting of stockholders held after January 21, 2011. The SEC has proposed rules to implement the provisions of the Dodd-Frank Act relating to stockholder votes on executive compensation.

        In accordance with the Dodd-Frank Act, the Company seeks your advisory vote on compensation of our named executive officers. The Company asks that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement through the following resolution:

        "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

        The Company has in the past sought approval from Stockholders regarding the incentive plans that we use to motivate, retain, and reward our executives. Our Incentive Plans are a critical component in accomplishing these goals. Those incentive plans, plans make up a significant portion of the pay that the Company provides to our executives. Over the years, the Company has made a number of changes to its disclosures concerning executive compensation, as well as to its executive compensation programs, in response to changes in corporate governance and executive compensation trends.

        We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives, as well as to support our culture.

  •
  Our compensation programs are substantially tied into our key business objectives and the success of our stockholders. If value we deliver to our stockholders declines, so does the compensation we deliver to our executives.

  •
  We maintain the highest level of corporate governance over our executive pay programs.

  •
  We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of a range of market practices

  •
  Our Nominating and Corporate Governance Committee, our Chief Executive Officer, and our Senior Vice President, Human Resources engage in a talent review process annually to address executive development for our CEO and other key executives.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS
DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION
AND THE ACCOMPANYING COMPENSATION TABLES CONTAINED
IN THIS PROXY STATEMENT.

 PROPOSAL THREE:
NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY
VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with the Dodd-Frank Act, the Company seeks your advisory vote with regard to the frequency of future stockholder advisory votes on compensation of our named executive officers. In particular, we are asking whether the advisory vote should occur every three years, every two years or every year. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making its decision. The Company asks that you support a frequency period of every three years (a triennial vote) for future non-binding stockholder votes on compensation of our named executive officers. A stockholder advisory vote on executive compensation is very important to the Company. Our current plans have served both our company and our stockholders well, ensuring a direct alignment between executive compensation and financial performance results. Setting a three year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy. A non-binding, advisory vote every three years will be the most effective timeframe for the Company to respond to stockholders' feedback and provide the Company with sufficient time to engage with stockholders to understand and respond to the vote results. The Company also believes a triennial vote would align more closely with the multi-year performance measurement cycle the Company uses to reward long-term performance. Our executive compensation programs are based on our long-term business strategy, which is more appropriately reflected with a three year timeframe.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
A FREQUENCY OF "THREE YEARS" FOR FUTURE NON-BINDING SHAREHOLDER
VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Non-Employee Director Compensation

        In July 2007, our Board of Directors adopted a compensation program for our non-employee directors, or the Non-Employee Director Compensation Policy. The Non-Employee Director Compensation Policy became effective in March 2008 and was amended in August 2008. In December 2009, our Board of Directors further amended our Non-Employee Director Compensation Policy to provide for a one-time supplemental cash retainer of $20,000 to be paid to each non-employee director to recognize the incremental and unanticipated time commitment and effort required during the 2009 and 2010 years in connection with the change in reimbursement rates. In addition, our Board of Directors established a Lead Director role and in connection with the establishment of such role, amended the Non-Employee Director Policy to provide that the non-employee director serving in the role as Lead Director of the Board will receive an annual cash retainer amount of $20,000 to be paid for the time commitment and efforts required in this role. The Lead Director retainer will be paid in quarterly installments for each year of service. Our Board of Directors also established an additional committee of the Board and approved chairperson and member retainers for that committee as set forth below and also approved a chairperson retainer amount for the Medical Advisory Board chair.

        Pursuant to the Non-Employee Director Compensation Policy in effect prior to January, 2009, each member of our Board of Directors who was not our employee received the following cash compensation for Board of Directors services, as applicable:

  •
  $6,250 per quarter for service as a member of the Board of Directors;

  •
  $625 per quarter for service as a member of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee;

  •
  $2,000 for each in-person meeting of the Board of Directors and $1,000 for each telephonic board meeting; and

  •
  $500 for each in-person or telephonic Audit Committee meeting.

        Prior to 2009, our non-employee directors receive initial and annual, automatic, non-discretionary grants of nonqualified stock options to purchase 5,000 shares of Common Stock under the terms and provisions of the Director Plan, which became effective in March 2008. Each of these grants vest in 12 equal monthly installments following the date of the grant. In connection with the adoption of the Compensation Program for Non-Employee Directors described below, which became effective as of the date of the 2009 Annual Meeting and supersedes and replaces all prior non-employee director compensation programs, the Director Plan was frozen and no further grants will be made under that plan, unless our Board of Directors determines to unfreeze the Director Plan in the future.

        In addition to the foregoing, each non-employee director that joined our Board of Directors prior to the closing of our initial public offering was automatically granted a non-statutory stock option to purchase 15,000 shares of Common Stock under our 2003 plan with an exercise price equal to the then fair market value of our Common Stock and each non-employee director assuming the role of a chairperson of the Compensation, Nominating and Corporate Governance or Audit Committees during such period was automatically granted an additional non-statutory option to purchase 7,500 shares of Common Stock under our 2003 plan with an exercise price equal to the then fair market of our Common Stock on the date of grant. Each of these grants vest over a three year period, 33 1/3% of which will vest upon the first anniversary of the date of grant and the remainder will vest in a series of 24 successive equal monthly installments thereafter. All stock options granted have a maximum term of ten years and will vest in full upon the closing of a change in control transaction.

        In May 2010, our Board of Directors adopted a revised compensation program for our non-employee directors, or the Compensation Program for Non-Employee Directors. Pursuant to the Compensation Program for Non-Employee Directors, each non-employee director receives:

        Initial Restricted Stock Unit Award:    Upon his or her first election or appointment as a member of our Board of Directors, a non-employee director will receive a restricted stock unit award under the 2008 EIP representing the right to receive that number of shares of Common Stock determined by dividing $80,000 by the fair market value of a share of Common Stock on the award date. The restricted stock units will vest in four successive quarters following the award date and will be distributed in the form of Common Stock on the earliest to occur of the non-employee director's death, disability, separation from service or a change in the ownership or effective control of the Company within the meaning of such term under section 409A of the Internal Revenue Code.

        Annual Retainer:    At the individual's election, each non-employee director will receive either a cash award of $50,000 (paid in quarterly installments over the calendar year) or a Restricted Stock Unit Award equal to 100% of the amount of the retainer that the director elects to have converted divided by the Fair Market Value of the Company's common stock on the award date. The Restricted Stock Unit will be awarded under the 2008 EIP as of the date of the annual meeting of the Company's stockholders and will vest in four successive quarters following the award date and will be distributed in the form of Common Stock on the earliest to occur of the non-employee director's death, disability, separation from service or a change in the ownership or effective control of the Company within the meaning of such term under section 409A of the Internal Revenue Code.

        Annual Restricted Stock Unit Award:    Each non-employee director will receive a restricted stock unit award under the 2008 EIP as of the date of the annual meeting of the Company's stockholders. The number of shares will be determined by dividing $80,000 by the fair market value of the stock on the award date. The restricted stock units will vest in four successive quarters following the award date and will be distributed in the form of Common Stock on the earliest to occur of the non-employee director's death, disability, separation from service or a change in the ownership or effective control of the Company within the meaning of such term under section 409A of the Internal Revenue Code.

        Lead Director Retainer:    A Non-Employee Director serving in the role as Lead Director of the Board may elect to receive either a cash award of $20,000 (the "Lead Director Retainer") (paid in 4 quarterly installments over the calendar year as of the last day of each calendar quarter beginning with the first calendar quarter following the date of the 2010 annual meeting) or a Restricted Stock Unit award equal to 100% of the amount of the Lead Director Retainer the Lead Director elects to have converted into a Restricted Stock Unit Award divided by the Fair Market Value of Common Stock as of the date the Restricted Stock Units are granted. Any fractional share will be rounded up to the next whole share of Common Stock. The Restricted Stock Units will vest proportionally over the four (4) successive quarters following the award date. In the event of the occurrence of the Non-Employee Director's death, Disability (within the meaning of such term under Code section 409A(a)(2)(C)), "separation from service" (within the meaning of such term under Code section 409A(a)(2)(A)(i)) or a 409A Change in Control Event prior to the full vesting date, all outstanding Restricted Stock Units shall be fully vested. Notwithstanding any other provision to the contrary, the vested Restricted Stock Units will not be distributed in the form of Common Stock until the earliest to occur of the Lead Director's death, Disability (within the meaning of such term under Code section 409A(a)(2)(C)), "separation from service" (within the meaning of such term under Code section 409A(a)(2)(A)(i)) or a 409A Change in Control.

        Committee Chairperson Retainer:    In addition to the above, non-employee directors serving as chairpersons of the Audit, Compensation or Nominating and Corporate Governance Committees will receive additional annual cash compensation as follows:

  Audit Committee Chair: $15,000
  Compensation Committee Chair: $10,000
  Nominating and Corporate Governance Committee Chair: $10,000
  Medical Advisory Board Chair: $10,000
  Reimbursement Strategy Committee Chair: $10,000

        Committee Member Retainer:    Non-employee directors serving as a Committee member will receive additional cash compensation as follows:

  Audit Committee Member: $7,500
  Compensation Committee Member: $5,000
  Nominating and Corporate Governance Committee Member: $5,000
  Reimbursement Strategy Committee Member: $5,000

        As Chairman of the Board, Mr. Thurman will receive the annual Non-Employee Director Restricted Stock Unit Award described above, and a cash award of $100,000 (paid in 4 quarterly installments over the calendar year as of the last day of each calendar quarter beginning with the first calendar quarter following the inception of his service as Chairman in June, 2010) or a Restricted Stock Unit award equal to 100% of the amount of the cash award Mr. Thurman elects to have converted into a Restricted Stock Unit Award divided by the Fair Market Value of Common Stock as of the date the Restricted Stock Units are granted.

        In addition to the foregoing, we have reimbursed and will continue to reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors.

        The following table sets forth information concerning the compensation that we paid or awarded during the year ended December 31, 2010 to each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)	Total ($)
Kirk E. Gorman	27,500	90,357	—	—	117,857
Fred Middleton	46,875	72,284	—	—	119,159
Rebecca W. Rimel	47,500	72,284	—	—	119,784
Eric N. Prystowsky, M.D.	51,250	72,284	—	—	123,534
Ronald A. Ahrens	—	149,094	—	—	149,094
Robert J. Rubin, M.D.	54,375	94,878	—	—	149,253

(1)
The amount reflects the grant date fair value of each option award in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718 ("FASB ASC 718") (formerly Statement of Financial Accounting Standards No. 123R). At December 31, 2010, the aggregate number of option awards outstanding and held by each director was as follows: Mr. Ahrens—34,786; Dr. Rubin—28,489; Dr. Prystowsky—42,687 Mr. Gorman—27,286; Mr. Middleton 38,111; Ms. Rimel—9,338.

Summary Compensation Table

        The following table provides information regarding the compensation earned during the years ended December 31, 2008, 2009 and 2010 by each person serving in 2010 as a principal executive officer, principal financial and accounting officer or other executive officer, who we collectively refer to herein our "named executive officers."

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All other compensation ($)	Total ($)
Joseph H. Capper(3)	2010	265,423	—	241,504	2,014,635	137,500	245,891	2,904,953
Chairman, President and	2009	—	—	—	—	—	—	—
Chief Executive Officer	2008	—	—	—	—	—	—	—
Randy T. Thurman(4)	2010	273,820	—	184,075	256,925	137,500	58,270	910,590
Former President and	2009	442,308	375,000	2,504,506	6,651,450	—	487,054	10,460,318
Chief Executive Officer	2008	—	—	—	—	—	—	—
Heather C. Getz(5)	2010	244,058	—	61,080	77,814	93,495	—	476,447
Chief Financial Officer	2009	116,923	49,875	2,662	356,760	—	15,000	541,220
	2008	—	—	—	—	—	—	—
Martin P. Galvan(6)	2010	47,503	—	—	—	—	445,141	492,644
Former Chief Financial	2009	311,942	—	186,348	99,820	—	6,149	604,259
Officer	2008	300,000	—	—	—	195,120	—	495,120
Matthew S. Margolies(7)	2010	167,397	—	21,627	30,190	—	41,829	261,043
Former Senior Vice President,	2009	203,365	52,875	197,803	735,761	—	162,729	1,352,533
Sales and Marketing	2008	—	—	—	—	—	—	—
Daniel Wisniewski(8)	2010	12,308	—	52,031	257,624	—	156,063	478,026
Senior Vice President,	2009	—	—	—	—	—	—
Business Operations	2008	—	—	—	—	—	—	—
John F. Imperato(9)	2010	308,868	—	42,661	59,540	—	36,076	447,145
Former Senior Vice President,	2009	307,970	92,700	372,248	64,078	—	5,705	842,701
Business Operations	2008	155,766	—	—	2,263,005	195,120	—	2,613,891
Anna McNamara(10)	2010	307,846	—	27,609	38,537	89,700	61,213	524,905
Senior Vice President,	2009	294,231	75,000	319,641	107,080	—	58,844	854,796
Clinical Operations	2008	250,000	—	2,901	—	135,500	130,993	519,394
George Hrenko(11)	2010	233,546	—	30,058	22,098	70,725	—	356,427
Senior Vice President, Human	2009	196,155	33,863	177,029	55,944	—	—	462,991
Resources and Operational Excellence	2008	97,500		—	603,468	73,983	—	774,951

(1)
Calculated in accordance with FASB ASC Topic 718 using the grant date fair value.

(2)
Calculated in accordance with FASB ASC Topic 718 using the grant date fair value.

(3)
Mr. Capper was appointed our President and Chief Executive Officer in June 2010. Bonus compensation for Mr. Capper in 2010 consists of $137,500 paid under the LTIP. All other compensation for 2010 includes a $36,000 housing expense and a sign on bonus of $150,000. All other compensation for 2010 also includes $37,067 for relocation expenses and a tax gross up payment of $22,823 for the taxes applicable to the reimbursement of these expenses.

(4)
Mr. Thurman served as our President and Chief Executive Officer from February 2009 until June 2010. Bonus compensation for Mr. Thurman in 2010 consists of $137,500 paid under the LTIP. All other compensation for 2010 includes a $49,239 payment to Mr. Thurman for serving as our Chairman.

(5)
Ms. Getz was appointed our Chief Financial Officer in January 2010.

(6)
Mr. Galvan served as our Chief Financial Officer from September 2007 until January 2010. Mr. Galvan's termination from employment with us, we entered into a separation agreement with him and provided severance in satisfaction of our obligations under the terms of his respective employment agreement. Severance for Mr. Galvan in 2010 consists of $443,723.

(7)
Mr. Margolies severed as our Senior Vice President, Sales and Marketing from January 2009 until August 2010. All other compensation for Mr. Margolies in 2010 consists of $21,254 for certain living and commuting expenses and a tax gross up payment of $12,936 for the taxes applicable to the reimbursement of these expenses.

(8)
Mr. Wisniewski was appointed our Senior Vice President, Business Operations in December 2010. All other compensation for 2010 includes a sign on bonus of $30,000. All other compensation for 2010 also includes $70,000 for relocation expenses and a tax gross up payment of $54,794 for the taxes applicable to the reimbursement of these expenses.

(9)
Mr. Imperato served as our Senior Vice President, Business Operations from June 2008 until November 2010. Mr. Imperato's termination from employment with us, we entered into a separation agreement with him and provided severance in satisfaction of our obligations under the terms of his respective employment agreement. Severance for Mr. Imperato in 2010 consists of $26,780.

(10)
Ms. McNamara joined CardioNet in 2002 and currently serves as our Senior Vice President, Clinical Operations. All other compensation for 2010 includes $38,130 for certain living and commuting expenses and a tax gross up payment of $16,341 for the taxes applicable to the reimbursement of these expenses.

(11)
Mr. Hrenko was appointed our Senior Vice President, Human Resources and Operational Excellence in May 2010.

Grants of Plan-Based Awards

        All stock options granted to our named executive officers are incentive stock options, to the extent permissible under the Code. The exercise price per share of each stock option granted to our named executive officers was equal to the fair market value of our Common Stock as determined in good faith by our Board of Directors on the date of the grant. All stock options were granted under our 2008 plan.

        We omitted columns related to non-equity incentive plan awards as none of our named executive officers earned any such awards during 2010. The following table sets forth certain information regarding grants of equity incentive plan awards to our named executive officers for 2010.

					All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)
		Estimated Potential Payouts Under Equity Incentive Plan Awards						Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Joseph H. Capper	5/10/2010	309,000	515,000	721,000	60,000	—		—	241,504
	6/15/2010	—	—	—	—	500,000	(3)	6.56	2,014,635
Randy H. Thurman	5/10/2010	—	—	—	34,130	—		—	184,075
	5/10/2010	—	—	—	—	47,402		8.79	256,925
Heather C. Getz	1/22/2010	121,950	203,250	284,550	10,000	—		—	39,453
	5/10/2010	—	—	—	4,010	—		—	21,627
	1/22/2010	—	—	—	—	10,000	(3)	6.43	47,624
	5/10/2010	—	—	—	—	5,570		8.79	30,190
Matthew Margolies	5/10/2010	—	—	—	4,010	—		—	21,627
	5/10/2010	—	—	—	—	5,570		8.79	30,190
Daniel M. Wisniewski	12/6/2010	—	—	—	20,000	—		—	52,031
	12/6/2010	—	—	—	—	100,000	(3)	4.24	257,624
John F. Imperato	5/10/2010	—	—	—	7,910	—		—	42,661
	5/10/2010	—	—	—	—	10,985		8.79	59,540
Anna McNamara	5/10/2010	93,600	156,000	218,400	5,119	—		—	27,609
	5/10/2010	—	—	—	—	7,110		8.79	38,537
George Hrenko	5/10/2010	73,800	123,000	172,200	2,935	—		—	15,829
	5/24/2010	—	—	—	3,000	—		—	14,229
	5/10/2010	—	—	—	—	4,077		8.79	22,098

(1)
Represents restricted stock units (the "RSU's"). RSU's will vest in full on the third anniversary of the grant date, subject to accelerated vesting upon certain terminations of employment following certain corporate transactions involving the Issuer. The shares of common stock underlying the RSU's will be issued when the RSU's vest.

(2)
The options will vest at the rate of 25% on December 31st following the grant date and on each of the first, second and third anniversaries thereafter.

(3)
The options will vest in four equal annual installments commencing on the first anniversary of the date of grant and expire if not exercised within ten years from the date of grant.

(4)
Represents the fair market value of our Common Stock as determined in good faith by our Board of Directors on the date of the grant.

(5)
The amounts reported represent the aggregate grant date fair value of the awards calculated in accordance with FASB ASC 718.

Outstanding Equity Awards at December 31, 2010

        The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers for 2010 that remain outstanding as of December 31, 2010. Messrs. Galvan and Margolies did not have any such awards and therefore are not included in the following table.

	Option awards						Stock Awards
Name	Number of securities underlying unexercised options(#) exercisable		Number of securities underlying unexercised options(#) unexercisable		Option exercise price($)	Option expiration date	Number of Shares of stock that have not vested(#)(1)		Market Value of Shares of stock that have not vested ($)(2)
Joseph H. Capper	—		500,000	(4)	6.56	6/15/2020	60,000		280,800
Randy H. Thurman	65,521	(3)	—		28.16	7/7/2018	37,500	(7)	175,500
	7,084	(5)	—		28.16	7/7/2018	150,000		702,000
	3,125	(5)	—		31.18	8/22/2018	34,130		159,728
	1,667	(6)	—		21.98	10/23/2018	—		—
	11,850		35,552		8.79	5/10/2020	—		—
Heather C. Getz	22,932		—		17.44	5/11/2019	10,000		46,800
	17,068		—		17.44	5/11/2019	10,000		46,800
	2,500		7,500		6.95	8/12/2019	4,010		18,767
	—		10,000		6.43	1/22/2020	—		—
	1,392		4,178		8.79	5/10/2020	—		—
Daniel M. Wisniewski	—		100,000	(4)	4.24	12/6/2020	20,000		93,600
John F. Imperato	53,126		—		29.85	2/12/2011	—		—
	2,500		—		6.95	2/12/2011	—		—
Anna McNamara	2,500		7,500		6.95	8/12/2019	5,000		23,400
	1,777		5,333		8.79	5/10/2020	2,788		13,048
	—		—				20,000		93,600
	—		—				5,119		23,957
George Hrenko	40,000		—		29.85	7/21/2018	1,740		8,143
	2,900		—		23.58	3/4/2019	20,000		93,600
	2,500		7,500		6.95	8/12/2019	2,935		13,736
	1,019		3,058		8.79	5/10/2020	3,000		14,040

(1)
Unless otherwise noted herein, the RSU's will vest in full on the third anniversary of the grant date, subject to accelerated vesting upon certain terminations of employment following certain corporate transactions involving the Company. The shares of common stock underlying the RSU's will be issued when the RSU's vest.

(2)
Value based on the closing stock price of a share of Common Stock on December 31, 2010 ($4.68).

(3)
Twenty-five percent of the shares subject to the option will vest on the first anniversary of the date of grant. One forty-eighth (1/48th) of the shares subject to the option will vest monthly thereafter, over the next three years.

(4)
The options will vest in four equal annual installments commencing on the first anniversary of the date of grant and expire if not exercised within ten years from the date of grant.

(5)
Thirty-three and one-third percent (33 1/3%) shares subject to the option will vest in on the first anniversary of the date of grant with respect to and the remainder shall vest in equal monthly installments over the two-year period thereafter, subject to the holder's continuation of employment with the issuer. The options may be exercised prior to vesting but any exercised and unvested shares are subject to a right of repurchase.

(6)
The shares will vest in twelve monthly equal installments measured from the date of grant.

(7)
The shares subject to the RSU will vest in four equal annual installments commencing on the first anniversary of the date of grant, subject to accelerated vesting upon certain terminations of employment following certain corporate transactions involving the issuer. The shares of common stock underlying the RSU's will be issued when the RSU's vest.

Option Exercises and Stock Vested

        The following table provides information regarding the number of shares of Common Stock acquired and the value received pursuant to the exercise of stock options and the vesting of stock during the year ended December 31, 2010 by our named executive officers for 2010. Ms. Getz and Messrs. Capper, Galvan, Hrenko, Imperato and Margolies did not acquire any such shares of Common Stock and therefore are not included in the following table.

	Option Awards(1)		Stock Awards(2)
Name	Number of shares acquired on exercise	Value Realized on exercise	Number of shares acquired on vesting	Value Realized on vesting($)
Martin P. Galvan	84,375	104,468	—	—
Philip Leone	—	—	7,500	12,150
Anna McNamara, RN(3)	—	—	2,083	3,374
Randy H. Thurman	—	—	12,500	72,500

(1)
The value realized on exercise of stock option awards is the difference between the stock price on the date of exercise and the exercise price of the options.

(2)
The value realized on vesting is determined based on the closing stock price a share of Common Stock on the date of vesting, multiplied by the number of shares that vested, without taking into account any taxes that may be payable in connection with the transaction.

(3)
Represents the number of shares of Common Stock that vested during 2010 which were originally acquired upon the exercise of stock options prior to the vesting date of such options.

Option Repricings

        We did not engage in any repricings of any of our named executive officers' outstanding equity awards during the year ended December 31, 2010. In December 2009, Mr. Thurman and all of our section 16 officers consented for no consideration to the cancellation of their outstanding options with exercise prices in excess of $15 per share. Mr. Thurman and our section 16 officers agreed that it was in the best interest of the Company and its stockholders to agree to the cancellation to reduce the economic effect of the significant accounting charge associated with such outstanding underwater options.

Pension Benefits

        None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

        None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Potential Payments Upon Termination Or Change In Control

        In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change in control. The payment amounts discussed and in the table below reflect the payments that would have been due to the named executive officers had the termination or change in control event occurred on December 31, 2010. The information in this section does not include information relating to payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment. On December 31, 2010, the last reported sale price of our Common Stock on the NASDAQ Stock Market was $4.68 per share. Actual amounts payable would vary based on the date of the named executive officer's termination of employment and can only be finally determined at that time.

        Unless specified otherwise, the information in this section is based upon the terms of the (i) Employment Agreement between us and Mr. Thurman, dated February 24, 2009, (ii) Employment Agreement between us and Mr. Galvan, dated November 14, 2008, (iii) Employment Agreement between us and Mr. Imperato, dated November 14, 2008, (iv) Employment Agreement between us and Mr. Margolies, dated January 28, 2009, (v) Employment Agreement between us and Ms. McNamara, dated October 19, 2009, (vi) Employment Agreement between us and Ms. Getz, dated January 15, 2010, (vii) Employment Agreement between us and Mr. Hrenko, dated November 14, 2008, (viii) Employment Agreement between us and Mr. Wisniewski, dated December 7, 2010, (ix) Employment Agreement between us and Mr. Leone, dated November 25, 2008, and (x) Employment Agreement between us and Mr. Ferola, dated February 7, 2011 (collectively, the "Agreements").

        Messrs. Galvan, Margolies and Imperato terminated employment with the Company in 2010 and such terminations are discussed at the end of this section under "Terminated Executives During the 2010 Calendar Year" In addition, because Mr. Galvan was employed during 2010, we have included him in our discussion of the terms of the Agreements below.

        The Agreements provide each of our named executive officers severance payments and benefits upon termination of employment by us without cause or by the executives for good reason. Mr. Capper is entitled to a cash severance payment equal to the sum of (i) 2x his respective annual base salaries as of the last day of active employment and (ii) 2x his on-target annual performance incentive bonus in effect at the time of termination. With the exception of Mr. Capper, the other executives are entitled to a cash severance payment equal to the sum of (i) 1x their annual base salaries as of the last day of active employment and (ii) 1x their on-target annual performance incentive bonus in effect at the time of his termination. Mr. Galvan was entitled to a cash severance payment equal to the sum of

(i) 1.5x his annual base salary as of his last day of active employment, and (ii) 1.5x his on-target annual performance incentive bonus in effect at the time of his termination.

        In addition, we will continue to provide to each of our named executive officers continued participation in our medical, dental and vision plans at the same premium rates and cost sharing as may be charged from time to time for employees generally for a specified period of time. Specifically, Mr. Capper will receive continued coverage for twenty-four months following the applicable date of termination and the other executives (except for Mr. Galvan) will have continued coverage for twelve months following the applicable date of termination. Mr. Galvan will have continued coverage for eighteen months following his date of termination.

        The foregoing severance payments and benefits payable upon termination of employment to each named executive officer are conditioned on the execution of a written waiver and release of claims. In addition, for all of our named executive officers, such payments and benefits are consideration for the restrictive covenants set forth in the Agreements. Specifically, during the term of each executive's employment with us and during any period thereafter in which severance payments or benefits are paid, the executive may not compete with us (as defined in the Agreement).

        The Agreements also provide each named executive officer (with the exception of Mr. Capper) with accelerated vesting of their equity awards in connection with termination of employment following a change in control. Specifically, if the executive's employment is terminated by us without cause or by the executive for good reason within thirty days before or twelve months after a change in control, all of equity awards will immediately accelerate and become fully vested. Mr. Capper's equity awards will immediately accelerate and become fully vested upon a change in control without regard to termination of his employment (unless he is terminated for cause).

        In the event any payment or benefit to the other executive officers would constitute an excess parachute payment within the meaning of section 280G of the Internal Revenue Code and be subject to the excise tax imposed by section 4999 of the Internal Revenue Code, the affected executive will be entitled to the greater of (on a net after-tax basis): (i) the largest amount of the payment that would result in no portion of the payment or benefit being subject to the excise tax under section 4999 of the Internal Revenue Code, or (ii) the entire payment or benefit without any reduction to avoid the excise tax.

        The Agreements do not provide any severance payments or benefits upon a termination by us for cause, by the executive without good reason, or on account of the executive's disability or death. The executive would be entitled only to base salary and unused vacation benefits earned through the date of the executive's termination of employment and the amount of any vested benefits under our benefit plans. We will have no further obligations to the executive under the Agreements, except as provided by law.

        A termination for cause under the Agreements would generally result from an executive's: (i) willful and repeated failure to satisfactorily perform his job duties, (ii) willful commission of an act that materially injures our business, (iii) willful refusal or failure to follow lawful and reasonable directions of our Board of Directors, (iv) conviction of, or plea of nolo contendere to, any felony involving moral turpitude, (v) engagement or in any manner participation in any activity which is directly competitive with or injurious to us or any of our affiliates or which violates any restrictive covenants applicable to the executive, (vi) commission of any fraud against us, and our affiliates, employees, agents or customers or use or intentional appropriation for the executive's personal use or benefit of any company funds or property not authorized by our Board of Directors to be so used or appropriated, or (vii) material breach of or willful failure to comply with our policies, including, but not limited to, equal employment opportunity or harassment policies, insider trading policies, code of ethics or conflict of interest policies, non-disclosure and confidentiality policies, travel and expense policies, workplace violence policies, Sarbanes-Oxley compliance policies, policies governing preparation and approval of financial statements, and/or policies governing the making of financial commitments on our behalf.

        Good reason under the Agreements generally exists if, without the executive's consent, there is: (i) a change in the executive's title that is accompanied by a material reduction in the executive's duties, authority or responsibilities relative to the executive's duties, authority or responsibilities in effect immediately prior to such reduction, (ii) a relocation of the executive's principal business location to a point that requires a one-way increase of the executive's commuting distance of more than fifty miles, (iii) a material reduction of the executive's base salary, or (iv) a failure on our part to obtain the agreement from any successor to assume or agree to perform our obligations under the Agreements. Mr. Thurman has an additional good reason trigger under which he may resign for good reason if we fail to elect or re-elect or to appoint or re-appoint him as a member of our Board of Directors.

        Under the Agreements, a change in control would be deemed to have occurred if (i) we consolidate or merge with and into any other corporation or other entity or person, or any other corporate reorganization occurs, in which our capital stock immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, (ii) we are party to any transaction, or series of related transactions in which more than 50% of our voting power is transferred (except any consolidation or merger effected exclusively to change our domicile or any transaction or series of transactions principally for bona fide equity financing purposes in which we receive cash or our indebtedness is canceled), or (iii) we sell, lease, license or dispose of all or substantially all of our assets.

  Terminated Executives During the 2010 Calendar Year

        In January 2010 Mr. Galvan ceased to serve as our Chief Financial Officer. Mr. Galvan's departure constituted a termination without "cause" under the employment agreement. Under his employment agreement, Mr. Galvan is entitled to receive a severance payment of $752,400 to be paid in eighteen (18) monthly installments of $43,323 each, that consists of the following: (i) an amount equal to $470,250, which represents one and one-half times (1.5x) Mr. Galvan's base salary, plus (ii) an amount equal to $282,150, which represents one times (1.0x) his on-target annual performance incentive bonus (or sixty (60%) of his base salary). These payments are subject to applicable tax withholdings. The payments were paid or provided to him pursuant to a Release and Waiver of Claims Agreement. Mr. Galvan will also be eligible for continued participation in our medical, dental and vision plans for a period ending on the earlier of: (i) 18 months after the date of the employee's termination, or (ii) the date on which Mr. Galvan becomes eligible to enroll in any similar plan offered by another employer, at the same premium rates and cost sharing as may be charged from time to time for our employees generally, as if Mr. Galvan had continued to be employed by the Company during such period. In addition, Mr. Galvan will be subject to a covenant not to compete with the Company during the twelve-month period in which his severance payments are made.

        In June 2010, in connection with Mr. Capper's appointment as the President and Chief Executive Officer of the Company, Randy H. Thurman voluntarily resigned from his positions as the President and Chief Executive Officer. In connection with his departure, Mr. Thurman also resigned from all other positions as an officer or director of the Company's subsidiaries, but will remain as a member of the Company's Board of Directors and serve as the Chairman of the Board of Directors in a non-executive capacity. Under his employment agreement, because Mr. Thurman's resignation was voluntary, he will not receive any post-termination payment or other benefits from the Company. Mr. Thurman will serve as the Chairman of the Board of Directors, providing assistance to Mr. Capper in his transition to the President and Chief Executive Officer of the Company, and will receive compensation of $84,000 for his services provided during the period of June 2010 through the date of the next annual meeting of the Company's stockholders, to be paid each quarter at the same time that the non-employee members of the Company's Board of Directors receive their compensation.

        In August 2010, Matthew S. Margolies voluntarily resigned from his position as Senior Vice President, Sales and Marketing. Under the terms of his employment agreement, because his resignation was voluntary, Mr. Margolies will not receive any post-termination payments or other benefits from the Company.

        Effective as of November 4, 2010, the Company and John Imperato, Senior Vice President, Business Operations, agreed that Mr. Imperato would leave the Company. Mr. Imperato's departure constituted a termination without "cause" under the employment agreement. Under his employment agreement, Mr. Imperato is entitled to receive a severance payment of $514,176, to be paid in twelve (12) monthly installments of $42,848 each, that consists of the following: (i) an amount equal to $321,360, which represents one times (1.0x) Mr. Imperato's base salary, plus (ii) an amount equal to $192,816, which represents one times (1.0x) his on-target annual performance incentive bonus (or sixty (60%) of his base salary). These payments are subject to applicable tax withholdings. The payments were paid or provided to him pursuant to a Release and Waiver of Claims Agreement. Mr. Imperato will also be eligible for continued participation in our medical, dental and vision plans for a period ending on the earlier of: (i) November 3, 2011, or (ii) the date on which Mr. Imperato becomes eligible to enroll in any similar plan offered by another employer, at the same premium rates and cost sharing as may be charged from time to time for our employees generally, as if Mr. Imperato had continued to be employed by the Company during such period. In addition, Mr. Imperato will be subject to a covenant not to compete with the Company during the twelve-month period in which his severance payments are made.

        The following table summarizes the amounts payable to each of our named executive officers based on the items described above with respect to each of the events set forth in the table.

Named Executive Officer	Involuntary Termination without Cause or For Good Reason Unrelated to Change of Control	Upon a Change of Control	Involuntary Termination without Cause or For Good Reason Related to a Change of Control
Galvan, Martin P.
Cash Severance	$752,400	$0	$752,400
Continued Welfare	$8,820	$0	$8,820
Acceleration Value of Stock Options	$0	$0	$0
Acceleration Value of Restricted Stock	$0	$0	$0
Gross-Up Payment	$0	$0	$241,033

Total Value	$761,220	$0	$1,002,253
Imperato, John F.
Cash Severance	$494,400	$0	$494,400
Continued Welfare	$4,369	$0	$4,369
Acceleration Value of Stock Options	$0	$0	$0
Acceleration Value of Restricted Stock	$0	$0	$178,313
Gross-Up Payment	$0	$0	$0

Total Value	$498,769	$0	$677,082
McNamara, Anna
Cash Severance	$450,000	$0	$450,000
Continued Welfare	$4,310	$0	$4,310
Acceleration Value of Stock Options	$0	$0	$0
Acceleration Value of Restricted Stock	$0	$0	$165,061
Gross-Up Payment	$0	$0	$0

Total Value	$454,310	$0	$619,371

Named Executive Officer	Involuntary Termination without Cause or For Good Reason Unrelated to Change of Control	Upon a Change of Control	Involuntary Termination without Cause or For Good Reason Related to a Change of Control
Getz, Heather C.
Cash Severance	$406,500	$0	$406,500
Continued Welfare	$0	$0	$0
Acceleration Value of Stock Options	$0	$0	$0
Acceleration Value of Restricted Stock	$0	$0	$143,797
Gross-Up Payment	$0	$0	$0

Total Value	$406,500	$0	$550,297
Capper, Joseph H.
Cash Severance	$2,060,000	$0	$2,060,000
Continued Welfare	$26,887	$0	$26,887
Acceleration Value of Stock Options	$0	$0	$1,828,150
Acceleration Value of Restricted Stock	$0	$0	$349,570
Gross-Up Payment	$0	$0	$0

Total Value	$2,632,887	$0	$4,264,607
Hrenko, George
Cash Severance	$394,500	$0	$394,500
Continued Welfare	$9,137	$0	9,137
Acceleration Value of Stock Options	$0	$0	$0
Acceleration Value of Restricted Stock	$0	$0	$171,314
Gross-Up Payment	$0	$0	$0

Total Value	$403,637	$0	$574,951
Wisniewski, Daniel M.
Cash Severance	$480,000	$0	$480,000
Continued Welfare	$12,951	$0	12,951
Acceleration Value of Stock Options	$0	$0	$254,524
Acceleration Value of Restricted Stock	$0	$0	$83,567
Gross-Up Payment	$0	$0	$0

Total Value	$492,951	$0	$831,042

 PROPOSAL FOUR:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since 2004. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither the Company's Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        In 2010, the Company entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

        The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2010 and 2009, respectively, by Ernst & Young LLP, the Company's independent registered public accounting firm. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended
	2010	2009
Audit Fees(1)	$684,000	$958,772
Audit-related Fees (specifically describe audit-related fees incurred)	$0	$0
Tax Fees(2)	$77,573	$120,937
All Other Fees(3)	$0	$0

Total Fees	$761,573	$1,079,709

(1)
Audit fees were principally for services rendered for the audit and/or review of our consolidated financial statements.

(2)
Tax Fees consist of fees billed in the indicated year for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

(3)
All Other Fees consist of fees billed in the indicated year for other permissible work performed by Ernst & Young LLP that is not included within the above category descriptions.

PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policies generally pre-approve specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. 100% of the independent registered public accounting firm's fees were pre-approved.

        The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL FOUR.

 TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

        We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of "related-persons transactions." For purposes of our policy only, a "related-person transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any "related person" are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director or a holder of more than five percent of our Common Stock, including any of their immediate family members and any entity owned or controlled by such persons.

        Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to:

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  the risks, costs and benefits to us;

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  the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

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  the terms of the transaction;

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  the availability of other sources for comparable services or products; and

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  the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

        In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. Our policy requires that, in reviewing a related-person transaction, our Audit Committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as our Audit Committee determines in the good faith exercise of its discretion. We did not previously have a formal policy concerning transactions with related persons.

        We are not aware of any transaction required to be reported as a related party transaction since January 1, 2010 where such policies and procedures did not require review, approval or ratification or where such policies and procedures were not followed.

Stock Options Granted to Executive Officers and Directors

        We have granted stock options to our executive officers and directors, as more fully described in the section entitled "Director and Executive Compensation."

Indemnification Agreements

        We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

 HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are CardioNet stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, or direct your written request to CardioNet, Inc., Peter Ferola, Corporate Secretary, 227 Washington Street #210, Conshohocken, Pennsylvania 19428 or contact Peter Ferola at (610) 729-7000. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request "householding" of their communications should contact their brokers.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Peter Ferola Secretary

14475 CARDIONET, INC. 227 Washington Street #210 Conshohocken, Pennsylvania 19428 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 2011 The undersigned hereby appoints Joseph H. Capper and Peter Ferola, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of CardioNet, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of CardioNet, Inc. to be held at the Philadelphia Marriott West located at 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428 on April 29, 2011, at 8:30 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, and with discretionary authority as to any and all other matters that may properly come before the meeting. IF YOU RETURN A SIGNED AND DATED PROXY WITHOUT MARKING ANY VOTING SELECTIONS, YOUR SHARES WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 4 AND "3 YEARS" ON PROPOSAL NO. 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF CARDIONET, INC. Friday, April 29, 2011 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 29, 2011 This Proxy Statement and our Annual Report on Form 10-K are available at http://www.cardionet.com in the "Investor Relations" section. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Class I directors, Joseph H. Capper and Ronald A. Ahrens, to hold office until the 2014 Annual Meeting. O Joseph H. Capper O Ronald A. Ahrens 2. Non-binding, advisory vote on executive compensation. 3. Non-binding, advisory vote on the frequency of holding a non-binding, advisory vote on executive compensation. 4. Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011. Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NO. 1, 2 AND 4, AND "3 YEARS" ON PROPOSAL NO. 3. IF YOU RETURN A SIGNED AND DATED PROXY CARD WITHOUT MARKING ANY VOTING SELECTIONS, YOUR SHARES WILL BE VOTED "FOR" PROPOSALS NO.1, 2 AND 4 AND "3 YEARS" ON PROPOSAL NO. 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20230403000000000000 6 042911 2 years 3 years ABSTAIN 1 year FOR AGAINST ABSTAIN

QuickLinks

PROPOSAL ONE: ELECTION OF DIRECTORS
The Board Of Directors Recommends A Vote In Favor Of Each Named Nominee.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EQUITY COMPENSATION PLAN INFORMATION
DIRECTOR AND EXECUTIVE COMPENSATION
PROPOSAL TWO: NON-BINDING, ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL THREE: NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL FOUR: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TRANSACTIONS WITH RELATED PERSONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS